Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INFOSPACE, INC.,

BLUEBUNCH ACQUISITION, INC.,

2SS HOLDINGS, INC.

and

The Other Parties Named Herein

Dated as of January 7, 2012

i

EXHIBITS

Exhibit A	Form of Noncompetition Agreement

Exhibit B	Escrow Agreement

Exhibit C	Option Surrender Agreement

Exhibit D	Certificate of Merger

Exhibit E	Letter of Transmittal and Release

Exhibit F	Example of Net Working Capital Amount Calculation

Exhibit G	Form of Non-Solicitation Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2012 (this “Agreement”), is among (i) INFOSPACE, INC., a Delaware corporation (the “Acquiror”), (ii) BLUEBUNCH ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of the Acquiror (“Sub”), (iii) 2SS HOLDINGS, INC., a Delaware corporation (the “Company”), (iv) TA Associates Management, L.P. solely in its capacity as Stockholder Representative and only for the express purposes provided for herein and for no other purpose, and (v) Lance Dunn solely in his capacity as Stockholder Representative and only for the express purposes provided for herein and for no other purpose.

RECITALS

(A) (i) The Boards of Directors of each of the Acquiror, the Company and Sub have determined that the merger of Sub with and into the Company upon the terms and conditions set forth in this Agreement (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders, (ii) the Board of Directors of the Acquiror has approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Delaware General Corporation Law (“Delaware Law”), and (iii) (a) the Board of Directors of the Company has (i) approved this Agreement and the Merger upon the terms and conditions set forth in this Agreement and (ii) resolved to recommend adoption of this Agreement and approval of the Merger upon the terms and conditions set forth in this Agreement by the stockholders of the Company, and (b) the Board of Directors of Sub has (i) approved this Agreement and the Merger upon the terms and conditions set forth in this Agreement and (ii) recommended adoption of this Agreement and approval of the Merger upon the terms and conditions set forth in this Agreement by its sole stockholder; and

(B) Concurrently with the execution of this Agreement, and as an inducement to the Acquiror and Sub to enter into this Agreement,: (i) each Founder and Significant Stockholder-Employee has entered into a Confidentiality, Noncompetition and Nonsolicitation Agreement, in substantially the form attached as Exhibit A, with the Company and the Acquiror, dated as of the date hereof, but effective as of the Closing Date (collectively, the “Noncompetition Agreements”); and (ii) the Acquiror and stockholders holding in the aggregate at least 95% of the issued and outstanding equity securities of the Company on an as-converted basis have entered into Voting Agreements, dated as of the date hereof (the “Voting Agreements”), pursuant to which such stockholders have agreed, subject to the terms thereof, to (a) vote, or cause to be voted, all of the shares of the Company’s Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and/or the Company’s Class B Common Stock, par value $.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), beneficially owned by them in favor of, or execute a written consent to, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the approval of the Merger, all in accordance with the Company’s certificate of incorporation and bylaws and Delaware Law and (b) exercise the drag-along rights set forth in Section 3.6(a) of the Company’s Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) to the extent any other stockholder refuses to vote in favor of, or consent to, the adoption of this Agreement and the approval of the transactions contemplated hereby, including the approval of the Merger.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, litigation, inquiry, proceeding, prosecution, hearing, contest, audit, examination or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement and the Voting Agreements.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet” means the Company’s balance sheet as of October 31, 2011 forming a part of the Unaudited Financial Statements.

“Books and Records” shall mean all books, records, original documents, files and papers of the Company and its Subsidiaries, whether in hard copy or electronic format, in the possession or control of the Company or its Subsidiaries as of the Closing Date, including all books of account, financial records, customer files, customer account records, equipment maintenance data, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs, stock transfer books, minute books and any other similar records.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Cash and Cash Equivalents” means the Company’s and each of its Subsidiary’s cash, cash equivalents (including, without limitation, all bank account balances, marketable securities and short-term investments) and certificates of deposit, calculated in accordance with GAAP.

“Closing Date Merger Consideration” means the Merger Consideration, less the Escrow Amount.

“Closing Date Per Share Merger Consideration” means the quotient of (a) the sum of (i) the number that represents the Closing Date Merger Consideration plus (ii) the number that represents the aggregate exercise price for all Share equivalents (including options, warrants and other interests convertible into or exchangeable for Shares) outstanding immediately prior to the Effective Time, divided by (b) the number of Fully Diluted Shares.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, license granted under any Intellectual Property, easement, encroachment, right of first refusal, adverse claim or restriction.

“Environmental Laws” means any Laws of any Governmental Authority relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, health, safety or natural resources.

“Environmental Permits” means all Permits under any Environmental Law.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means The Bank of New York Mellon, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Acquiror, the Stockholder Representatives and the Escrow Agent, substantially in the form of Exhibit B.

“Escrow Amount” means an amount equal to $20,000,000.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, plus any earnings and less any losses based on investment of the Escrow Amount in accordance with the Escrow Agreement, minus all amounts released from escrow in accordance with the terms of this Agreement or the Escrow Agreement.

“Founders” means each of Lance Dunn, Jerome McConnell, Alan Sperfslage and Camela Greif.

“Fully Diluted Shares” means the aggregate number of Shares (other than Shares to be cancelled in accordance with Sections 2.7(b) and 2.7(c)) and Share equivalents (including options, warrants and other interests convertible into or exchangeable for Shares) outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States or foreign federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Hazardous Substances” means: (a) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; (e) any other pollutant or contaminant; and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Immediate Family” of a Person means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication and together with all unpaid interest, fees, premiums, penalties and other expenses or liabilities in respect thereof or due upon termination or repayment thereof, any obligations of the Company or any of its Subsidiaries (a) to third parties for borrowed money (other than trade payables and accrued expenses incurred in the ordinary course of business), (b) evidenced by any note, bond, debenture or other debt security, (c) under leases required to be capitalized in accordance with GAAP, (d) under outstanding letters of credit or similar credit transactions and (e) under any currency or interest swap, hedge or similar protection device.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction throughout the world: (a) rights under applicable Laws (e.g., trademark and service mark Laws) in or to trade names, trademarks, service marks, slogans, logos, designs and other indicia of origin (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and all common law rights, applications (including intent-to-use applications) to register, registrations, renewals and goodwill associated with any of the foregoing (collectively, “Marks”); (b) patents, patent applications, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof (collectively, “Patents”); (c) copyrights (registered and unregistered), works of authorship, computer software (including source code, executable code, databases and related documentation) and all applications for registration, registrations and renewals in connection with any of the foregoing (collectively, “Copyrights”); and (d) rights under applicable Laws (e.g. trade secret Laws) in or to know-how, ideas, inventions, designs, methods, processes, formulae, algorithms, techniques, technical data, specifications, research and development information, technology, product roadmaps, drawings, customer and supplier lists, business and marketing plans, proposals, studies, reports, price and cost information and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”).

“Knowledge of the Company” or “Company’s Knowledge” or similar expression, means the knowledge each of Lance Dunn, JoAnn Kintzel, Jerome McConnell, Alan Sperfslage, and Camela Greif actually possesses or would have obtained after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, effect, state of facts, occurrence, circumstance or development that individually, or in the aggregate, would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations or liabilities of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform, in a timely manner, its obligations under this Agreement and the Ancillary Agreements or to consummate, in a timely manner, the transactions contemplated hereby and thereby; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect (i) for purposes of clause (a) above: (A) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate (so long as the Company is not disproportionately affected thereby), (B) changes in regulatory or political conditions generally (so long as the Company is not disproportionately affected thereby when compared to other participants in its industry), (C) the announcement or pendency of the transactions contemplated herein (including, without limitation, any cancellation of any marketing, partner or similar relationships), (D) any change in Laws (so long as the Company is not disproportionately affected thereby when compared to other participants in its industry), or (E) changes that are the result of economic factors affecting the national, regional or world economy (so long as the Company is not disproportionately affected thereby when compared to other participants in its industry) or acts of war or terrorism, and (ii) for purposes of clauses (a) and (b) above, the receipt from a Governmental Authority of a Second Request or other similar antitrust investigation, claim, suit or cause of action.

“Merger Consideration” means the sum of (a) $287,500,000, plus (b) the Estimated Net Working Capital Surplus, if any, set forth in the Net Working Capital Amount Schedule, minus (c) the Estimated Net Working Capital Deficit, if any, set forth in the Net Working Capital Amount Schedule, minus (d) the Additional Transaction Expenses set forth in the Schedule of Expenses.

“Net Working Capital Amount” means (a) the total current assets (including Cash and Cash Equivalents), less (b) total current liabilities (but excluding deferred revenue and accruals, if any, for Transaction Expenses set forth in the Schedule of Expenses), and less (c) Indebtedness (excluding any current portion thereof included in current liabilities), on the consolidated balance sheets of the Company and its Subsidiaries prepared in accordance with GAAP and on a basis consistent with the Audited Financial Statements (to the extent such statements were prepared in accordance with GAAP). Notwithstanding the foregoing, the Net Working Capital Amount shall be calculated without regard to any tax assets or liabilities of the Company.

“Net Working Capital Deficit” means the amount by which the Net Working Capital Target exceeds the Net Working Capital Amount as of December 31, 2011.

“Net Working Capital Surplus” means the amount by which the Net Working Capital Amount as of December 31, 2011 exceeds the Net Working Capital Target.

“Net Working Capital Target” means $0.00.

“Option Surrender Agreement” means an agreement or certificate duly executed by an optionholder prior to the Effective Time acknowledging cancellation of all options to acquire any Shares held by such optionholder, substantially in the form attached hereto as Exhibit C.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Related Party,” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (c) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Second Request” means any request for additional information pursuant to 15 U.S.C. s. 18A(e)(1) and 16 C.F.R. s. 803.20.

“Significant Stockholder-Employees” means Rick Brown, Ron Jorgenson and JoAnn Kintzel.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” or “Taxes” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, personal property, windfall profits, environmental (including taxes under Code §59A), customs, duties, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Transaction Deductions” shall mean the sum of all items of deduction or loss attributable to (a) payments in respect of options to acquire Shares as contemplated by this Agreement and the Escrow Agreement, (b) the exercise of any options to acquire Shares in connection with the transactions contemplated by this Agreement, (c) payments in respect of restricted Shares of the Company contemplated by this Agreement for which an election under Section 83(b) of the Code was not timely filed, (d) payments in respect of Shares as contemplated by this Agreement that result in deductions pursuant to Section 421(b) of the Code, (e) the repayment of Indebtedness as contemplated by this Agreement, and (f) payments of Transaction Expenses as contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses payable by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation: (a) fees and expenses payable to all attorneys, accountants, auditors, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons engaged by the Company or any of its Subsidiaries or any stockholder of the Company, including the Company’s portion of the fees and expenses of the Payment Agent; (b) any other expenses or costs of the Company or any of its Subsidiaries triggered or accelerated by this Agreement or the transactions contemplated by this Agreement, such as vacation or severance payable to employees of the Company or any of its Subsidiaries, (c) one-half of the cost of the Payment Agent’s fees and expenses as set forth in Section 2.9(c), (d) the cost of the extended reporting period insurance endorsement set forth in Section 5.9(b), and (e) bonuses paid to Company employees in connection with the transactions contemplated by this Agreement. The Schedule of Expenses shall reflect all Transaction Expenses and identify those that were outstanding on December 31, 2011, those that were paid after December 31, 2011 (whether incurred prior to or after that date) and those that remain unpaid.

“Transfer” of a security shall mean the occurrence of a Person directly or indirectly: (a) selling, assigning, pledging, encumbering, granting an option with respect to, transferring or disposing of (by operation of law or otherwise) such security or any interest in such security; or (b) entering into an agreement or commitment providing for the sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of (by operation of law or otherwise) such security or any interest therein.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
409A	3.10(n)
8-K	5.2
Acquiror	Preamble
Acquiror Indemnification Claim	8.4(a)
Acquiror Indemnified Parties	8.2
Acquisition Proposal	5.2
Additional Transaction Expenses	2.9(g)
Agreement	Preamble
Alternate Audit	5.2
Alternate Auditor	5.2
Alternate Auditor Expenses	10.1(b)
Antitrust Authority	5.6(a)
Antitrust Filings	5.6(a)
Audited Financial Statements	3.6(a)
CERCLA	1.1
Certificate of Merger	2.2(b)
Certificates	2.9(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	2.2(a)
Closing Date	2.2(a)
Closing Schedules	2.9(g)
Code	3.10(b)
Company	Preamble
Company 401(a) Plan	3.10(o)
Company Common Stock	Recitals
Company Indemnified Parties	8.3
Company IP	3.14(a)
Confidentiality Agreement	5.5
Contractors	3.22
Copyrights	1.1
Counsel	5.12
Delaware Law	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Divestiture	5.6(d)
DOJ	5.6(a)
Effective Time	2.2(b)
ERISA	3.10(a)(i)
Estimated Net Working Capital Amount	2.9(g)
Estimated Net Working Capital Deficit	2.9(g)
Estimated Net Working Capital Surplus	2.9(g)
Expiration Time	5.10

Definition	Location
Final Net Working Capital Amount	2.9(h)
Financial Statements	3.6(a)
FTC	5.6(a)
Fundamental and Tax Losses	8.4(b)
Fundamental Representations and Tax Matters Expiration Date	8.1
General Expiration Date	8.1
GT	5.2
GT Confirmation	5.2
Historical Financials	5.2
HSR Act	3.3(b)
Inbound License Agreements	3.14(e)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accountants	2.9(h)
IRS	3.10(b)
Legal Privilege	5.6(b)
Losses	8.2
Marks	1.1
Material Contracts	3.17(a)
Material Supplier	3.23(b)
Merger	Recitals
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Net Working Capital Amount Schedule	2.9(g)
Net Working Capital Target
Noncompetition Agreements	Recitals
Non-Solicitation Agreements	7.3(g)
Officer’s Certificate	8.4(c)
Open Source License	3.14(g)
Option Payment	2.7(e)
Outbound License Agreements	3.14(e)
Outside Date	9.1(c)
Patents	1.1
Payment Agent	2.9(c)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Plans	3.10(a)(iv)
Pre-Closing Straddle Amount	6.2
Pre-Closing Tax Return	6.3
Principal Stockholders	7.3(g)
Pro Rata Share	2.11(b)
Reduced Tax Liability	6.4
Representatives	5.10
Schedule of Expenses	2.9(g)
Second Request	5.6(b)

Definition	Location
Shares	2.7
Significant Stockholder-Employees	1.1
Stockholder Representative	2.11(a)
Stockholders Agreement	Recitals
Straddle Period	6.2
Sub	Preamble
Surviving Corporation	2.1
Systems	3.14(i)
Tax Benefit	8.6(b)
Tax Cost	8.6(b)
Third Party Claim	8.5(a)
Trade Secrets	1.1
Unaudited Financial Statements	3.6(a)
Voting Agreements	Recitals

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Sub shall be merged with and into the Company pursuant to which (i) the separate corporate existence of Sub shall cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as an indirect wholly owned Subsidiary of the Acquiror and (iii) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, at 10:00 A.M., eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date); provided, that notwithstanding the earlier satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VII, the Acquiror, at its option by written notice to the Company, may delay the Closing (A) until January 31, 2012; and (B) to a date on or before March 31, 2012 in the event the GT Confirmation is not provided prior to January 31, 2012; or (ii) at such other place or at such other time or on such other date as the parties mutually may agree in writing. In the event that the Acquiror delays the Closing pursuant to the proviso in the preceding sentence, any condition to the obligations of the Acquiror and Sub set forth in Section 7.3(a) (other than the condition set forth in Section 7.3(a)(i) with respect to the representations and warranties set forth in Sections 3.1(a)(i), 3.1(b), 3.3 and 3.4 and the condition set forth in Section 7.3(a)(ii)) and Section 7.3(d) that has been satisfied or waived as of such delay shall be deemed to be satisfied or waived as of the date of Closing, notwithstanding the fact that such condition may not be satisfied as of the delayed date of the Closing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable on the Closing Date, the parties shall cause a certificate of merger substantially in the form attached as Exhibit D to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Delaware Law.

Section 2.4 Certificate of Incorporation and Bylaws. From and after the Effective Time, (a) the certificate of incorporation of the Company, as amended to be identical to the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law and (b) the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation and each Subsidiary of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation and the officers of each Subsidiary of the Company serving immediately prior to the Effective Time shall be the officers of such Subsidiary of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock; Options. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Sub, the Company or any holder of any shares of Company Common Stock (the “Shares”) or any shares of capital stock of Sub or any option to acquire Shares:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.7(b) and (c) and any Dissenting Shares) shall be converted into the right to receive the Closing Date Per Share Merger Consideration, in cash, without interest, together with any Merger Consideration which may be payable in respect of such Share pursuant to the Escrow Agreement, Section 2.9(h)(i) and Article VIII of this Agreement upon the terms and subject to the conditions set forth herein and therein;

(b) Each Share that is owned by Acquiror or Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c) Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(d) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $.01 per share, of the Surviving Corporation.

(e) Each option to acquire any Shares, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall become fully vested and exercisable and shall be cancelled and converted into the right to receive (i) the product of (A) Closing Date Per Share Merger Consideration, in cash, without interest, multiplied by (B) the aggregate number of Shares for which such option is exercisable as of immediately prior to the Effective Time, minus (ii) the aggregate cash exercise price payable upon exercise of such option (without regard to any cashless exercise provisions) (the “Option Payment”), together with any Merger Consideration which may be payable in respect of the aggregate number of Shares for which such option is exercisable as of immediately prior to the Effective Time pursuant to the Escrow Agreement, Section 2.9(h)(i) and Article VIII of this Agreement upon the terms and subject to the conditions set forth herein; provided, however, that the holder of any such option shall have the right to exercise such option as of immediately prior to the Effective Time and to the extent vested as a result of this Section 2.7(e) subject to the consummation of the transactions contemplated hereby. From and after the Effective Time, any such cancelled option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the Option Payment (if applicable) with respect to such option upon the execution and delivery of an Option Surrender Agreement in accordance with this Agreement.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b) and 2.7(c)) outstanding immediately prior to the Effective Time and held by a holder who has appraisal rights for such Shares in the Merger under Section 262 of Delaware Law (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such holder loses such holder’s right to appraisal and payment under Delaware Law. If, after the Effective Time, any such holder loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration to which such holder is entitled, without interest, and such holder shall have all of the other rights of a stockholder set forth hereunder. The Company shall give the Acquiror (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Delaware Law. The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company or offer to settle or settle any such demands.

Section 2.9 Payment for Shares and Options.

(a) As part of the Merger Consideration, concurrently with the Effective Time, the Acquiror shall, or shall cause the Surviving Corporation to, make available for the benefit of the stockholders of the Company in immediately available funds, the Closing Date Merger Consideration to which such stockholders shall be entitled at the Effective Time pursuant to Section 2.7(a). As part of the Merger Consideration, concurrently with the Effective Time, the Acquiror shall, or shall cause the Surviving Corporation to, make available for the benefit of the holders of options to acquire Shares, the Option Payments to which such optionholders shall be entitled at the Effective Time pursuant to Section 2.7(e).

(b) As part of the Merger Consideration, concurrently with the Effective Time, the parties shall cause an amount equal to the Escrow Amount to be transferred to the Escrow Agent for deposit into the escrow established pursuant to the Escrow Agreement. The Company shall fund the Escrow Amount out of its Cash and Cash Equivalents as of the Closing Date; provided, however, that to the extent that the Escrow Amount exceeds the Company’s Cash and Cash Equivalents as of the Closing Date, the Acquiror shall transfer an additional amount equal to the difference to the Escrow Agent for deposit into the escrow established pursuant to the Escrow Agreement. The Escrow Fund shall be held, invested and distributed as provided in the Escrow Agreement and this Agreement.

(c) At least five (5) Business Days prior to the Closing Date, the Acquiror shall provide to the Company, and the Company shall provide to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares may be converted into the right to receive the consideration described in Section 2.7(a) (including holders of any Dissenting Shares): (i) a letter of transmittal and release substantially in the form attached hereto as Exhibit E requiring each stockholder to release all claims against the Company arising on or prior to the Effective Time and to acknowledge and agree to the authority of the Stockholder Representatives and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation at or after the Closing to the Acquiror or such other agent or agents as may be appointed by the Acquiror (the “Payment Agent”), together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable and in any event on the Closing Date if such duly executed letter of transmittal and Certificate are delivered to the Acquiror at the Closing, and within two (2) Business Days of receipt of such Certificate and duly executed letter of transmittal if such Certificate and letter of transmittal are delivered to the Acquiror at any time following the Closing), an amount in cash equal to (A) the Closing Date Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate, without interest, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the reasonable satisfaction of the Acquiror that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.9, any Certificate (other than Certificates representing Shares described in Sections 2.7(b) and (c) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein. At least five (5) Business Days prior to the Closing Date, the Acquiror shall provide to the Company, and the Company shall provide to each holder of an option to acquire Shares and who may be entitled to receive the consideration described in Section 2.7(e), an Option Surrender Agreement. In the event a holder of an option delivers a duly executed Option Surrender Agreement to the Acquiror as contemplated by this Agreement, the holder of a cancelled option shall be entitled to receive the Option Payment as promptly as practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date. At the Closing, the Acquiror and the Company shall each pay one-half of the fees and expenses of any Payment Agent appointed by the Acquiror and the Company’s share shall be deemed an Additional Transaction Expense. Any portion of the Closing Date Merger Consideration attributable to Dissenting Shares shall be returned to the Acquiror by the Payment Agent within five (5) Business Days after the holders of such Dissenting Shares shall have perfected their appraisal rights pursuant to Section 262 of Delaware Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than representing Shares described in Sections 2.7(b) and (c)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.9.

(e) All cash paid upon conversion of the Shares and options in accordance with the terms of this Article II and all cash deposited with the Escrow Agent and the Company pursuant to this Section 2.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and the options to acquire Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.9(c) for Shares represented thereby.

(g) Not less than three (3) Business Days prior to the Closing Date, the Company will provide to the Acquiror the following: (i) an itemized schedule (the “Schedule of Expenses”) containing (x) a true and complete list of all Transaction Expenses that have been paid on or prior to December 31, 2011and (y) a true and complete list of all other Transaction Expenses, to the extent not reflected in clause (x) hereof, for which the Company has been billed or that are referred to in clauses (c)-(e) of the definition of Transaction Expenses (whether or not such expenses were paid at or prior to the Closing Date), and an itemized good faith estimate of all such additional Transaction Expenses for services to be performed after the Closing Date or for services performed prior to the Closing Date for which the Company has not yet been billed (collectively, the Transaction Expenses referred to in this clause (y) are referred to as the “Additional Transaction Expenses”); and (ii) an itemized schedule (the “Net Working Capital Amount Schedule” and, collectively with the Schedule of Expenses, the “Closing Schedules”) prepared in the format of the example set forth on Exhibit F containing good faith estimates of the Net Working Capital Amount as of December 31, 2011(the “Estimated Net Working Capital Amount”) and the Net Working Capital Deficit as of such date (the “Estimated Net Working Capital Deficit”) or the Net Working Capital Surplus as of such date (the “Estimated Net Working Capital Surplus”), as applicable. Prior to Closing, the Acquiror and the Company shall discuss the estimates set forth in the Closing Schedules and make revisions to such estimates as they mutually agree. Following any such revisions, the final Closing Schedules will be delivered together with a certificate of an authorized officer of the Company certifying the accuracy and completeness of the Closing Schedules. The Schedule of Expenses shall include all fees and expenses of all legal counsel, auditors, financial advisors and other professional advisors for services rendered in connection with the transactions contemplated by this Agreement on or prior to the Closing Date. On or before the Closing Date, the Company shall have paid each of the Additional Transaction Expenses set forth in the Schedule of Expenses, other than the fees and expenses set forth therein that are estimated for services to be performed after the Closing Date or for services performed prior to the Closing Date for which the Company has not yet been billed, which fees and expenses shall be paid by the Surviving Corporation as they are later incurred or billed; provided that the Acquiror shall be indemnified for any such fees and expenses in excess of the amount estimated therefor in the Schedule of Expenses as provided in Section 8.2(c).

(h) Within ninety (90) days after the Closing Date, the Acquiror shall prepare and deliver to the Stockholder Representatives a calculation of the Net Working Capital Amount as of December 31, 2011 (the “Final Net Working Capital Amount”) prepared in accordance with GAAP and on a basis consistent with the Audited Financial Statements and the Net Working Capital Amount Schedule (to the extent prepared in accordance with GAAP) along with reasonable detail and documentation supporting such calculation (collectively, the “Final Net Working Capital Calculation”).

(i) If, within thirty (30) days following delivery of the Final Net Working Capital Calculation, the Stockholder Representatives have not provided the Acquiror with written notice of objection as to the Final Net Working Capital Amount which Objection Notice shall state the basis of the Stockholder Representatives’ objection, then the Final Net Working Capital Amount shall be final, binding and conclusive on the Acquiror, the Stockholder Representatives and the stockholders of the Company.

(ii) If the Stockholder Representatives deliver to the Acquiror an Objection Notice within thirty (30) days of receipt of the Final Net Working Capital Calculation, the Acquiror and the Stockholder Representatives shall attempt to resolve the issues outstanding with respect to the Final Net Working Capital Amount within fifteen (15) days (or such longer period as the Stockholder Representatives and the Acquiror may agree) of delivery of the Objection Notice. Any resolution in writing signed by the Acquiror and the Stockholder Representatives as to any disputed amounts shall be final, binding and conclusive on the Acquiror, the Stockholder Representatives and the stockholders of the Company.

(iii) If the Acquiror and the Stockholder Representatives fail to resolve the issues outstanding with respect to the Final Net Working Capital Amount within the period provided in Section 2.9(h)(ii), the Stockholder Representatives and the Acquiror shall, within thirty (30) days of the delivery of the Objection Notice (or within fifteen (15) days of the expiration of any longer period as to which the Stockholder Representatives and the Acquiror may agree, as contemplated in Section 2.9(h)(ii)), submit the dispute relating to the Final Net Working Capital Amount to a nationally recognized firm of independent certified public accountants with a nationwide audit and accounting practice as Acquiror and the Stockholder Representatives may agree in writing (the “Independent Accountants”) for final resolution.

(iv) If the Final Net Working Capital Amount is submitted to the Independent Accountants, (A) the Stockholder Representatives and the Acquiror shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information as the Independent Accountants may reasonably request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the Final Net Working Capital Amount and to discuss the Final Net Working Capital Amount with the Independent Accountants, and(B) the Independent Accountants shall determine the Final Net Working Capital Amount in accordance with GAAP and on a basis consistent with the Audited Financial Statements and the Net Working Capital Amount Schedule (to the extent prepared in accordance with GAAP). The determination of the Final Net Working Capital Amount by the Independent Accountants, which shall beset forth in a notice to be delivered to both the Stockholder Representatives and the Acquiror within thirty (30) days of the submission of the Final Net Working Capital Amount to the Independent Accountants, shall be final, binding and conclusive on the Acquiror, the Stockholder Representatives and the stockholders of the Company. The Acquiror, on the one hand, and the stockholders and optionholders of the Company, on the other hand, will each bear one-half of the fees and costs of the Independent Accountants for such determination.

(v) If the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount, as finally determined pursuant to Section 2.9(h)(i), (ii) or (iv), the amount of such excess shall be disbursed to the Acquiror from the Escrow Fund pursuant to the terms of the Escrow Agreement within five (5) Business Days of such final determination. Alternatively, if the Final Net Working Capital Amount, as finally determined pursuant to Section 2.9(h)(i), (ii) or (iv), exceeds the Estimated Net Working Capital Amount, the Acquiror shall deposit the amount of such excess with the Payment Agent for the benefit of the stockholders and optionholders of the Company within five (5) Business Days of such final determination for prompt distribution to such stockholders and optionholders.

(i) Following the date that is six (6) months after the Effective Time, the holders of Certificates or options to acquire Shares shall be entitled to look to the Acquiror only as a general creditor thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates or options, without interest. Notwithstanding anything to the contrary in this Section 2.9, to the fullest extent permitted by Law, neither the Acquiror nor the Surviving Corporation shall be liable to any holder of a Certificate or option for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.10 Withholding Rights. Each of the Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.11 Stockholder Representatives.

(a) The parties hereto agree that it is desirable to designate TA Associates Management, L.P. and Lance Dunn as the representatives of the Company’s stockholders and optionholders and their attorneys in fact (each a “Stockholder Representative” and collectively, the “Stockholder Representatives”), with full power of substitution to act on behalf of the Company’s stockholders and optionholders (only with respect to their interests as stockholders and optionholders under this Agreement and the Escrow Agreement) to the extent and in the manner set forth in this Agreement and the Escrow Agreement but not with respect to any amendments to this Agreement or the Escrow Agreement. The Company has designated the Stockholder Representatives as the representatives of the Company’s stockholders and optionholders for purposes of this Agreement and the Escrow Agreement, and approval of this Agreement and the Merger by such holders shall constitute ratification and approval of such designation on the terms set forth herein. All decisions, actions, consents and instructions by the Stockholder Representatives with respect to this Agreement and the Escrow Agreement (but not with respect to any amendments hereto or thereto) shall be binding upon all of the stockholders and optionholders of the Company with respect to their interests as stockholders and optionholders under this Agreement and the Escrow Agreement, and no such stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Stockholder Representatives shall act in unanimity with respect to any decision, action, consent or instruction contemplated by this Agreement and in all communications with the Acquiror and the Sub, and the Acquiror and Sub shall be entitled to rely on any such decision, action, consent or instruction as being the decision, action, consent or instruction of the Company’s stockholders and optionholders, and the Acquiror and Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. By way of amplification and not limitation, as Stockholder Representatives, the Stockholder Representatives shall be authorized and empowered, as agents of and on behalf of all stockholders and optionholders of the Company (only with respect to their interests as stockholders and optionholders) to give and receive notices and communications as provided herein, to object to any Acquiror Indemnification Claims, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims or Losses, to waive after the Effective Time any breach or default of the Acquiror or Sub of any obligation to be performed by it under this Agreement, to receive service of process on behalf of each stockholder and optionholder of the Company in connection with any claims against such stockholder or optionholder arising under or in connection with this Agreement, any document or instrument provided for hereby (other than Employment Agreements, Non-Competition Agreements and Non-Solicitation Agreements) or any of the transactions contemplated hereby or under any Ancillary Agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from both of the Stockholder Representatives shall constitute notice to or from the stockholders and optionholders of the Company.

(b) A Stockholder Representative may resign at any time, and in the event of the death, incapacity or resignation of a Stockholder Representative, a new Stockholder Representative may be appointed by the vote or written consent of stockholders holding a majority of the aggregate Fully Diluted Shares immediately prior to the Effective Time, except that, with respect to any resignation, death, or incapacity of Lance Dunn as a Stockholder Representative, the holders of a majority of the outstanding shares of Class A Common Stock as of the date hereof shall have the right to appoint such replacement Stockholder Representative. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent and the date such consent is received by the Acquiror and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, the Acquiror, Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative as described in Section 2.11(a). Each Stockholder Representative may charge a reasonable fee, not to exceed $50,000 per Stockholder Representative per year, for his or its services subject to the approval of the other Stockholder Representative; provided that all fees and expenses incurred by the Stockholder Representatives in performing his or its duties hereunder (including legal fees and expenses related thereto) and any indemnification in favor of the Stockholder Representatives shall be borne by the stockholders and optionholders of the Company (other than holders of Dissenting Shares) pro rata in accordance with the portion of the Merger Consideration each such stockholder or optionholder would otherwise have been entitled to receive under Section 2.9(c), by virtue of the ownership of outstanding Shares or options immediately prior to the Effective Time (each such stockholder’s and optionholder’s pro rata interest, a “Pro Rata Share”) in the manner provided in the Escrow Agreement.

(c) In dealing with this Agreement and any notice, instrument, agreement or document relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representatives hereunder or thereunder, (i) the Stockholder Representatives and his or its agents, counsel, accountants and other representatives shall not assume any, and shall not incur any, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to any stockholder or optionholder of the Company, the Acquiror, the Company, Sub or the Surviving Corporation, including, without limitation, by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud, and (ii) the Stockholder Representatives shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representatives pursuant to such advice shall in no event subject the Stockholder Representatives to liability to any stockholder of the Company, the Acquiror, the Company, Sub or the Surviving Corporation. Except in cases where a court of competent jurisdiction has made such a finding, the stockholders and optionholders of the Company shall on a pro rata basis (based on each such stockholder’s and optionholder’s Pro Rata Share) indemnify and hold harmless the Stockholder Representatives from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his or its activities as the Stockholder Representatives under this Agreement, the Escrow Agreement or otherwise.

(d) The grant of authority provided for in this Section 2.11 (i) is coupled with an interest and is being granted, in part, as an inducement to the Acquiror and Sub to enter into this Agreement and the Escrow Agreement, and shall be irrevocable and survive the dissolution, liquidation or bankruptcy of the Company or the death, incompetency, liquidation or bankruptcy of any stockholder or optionholder of the Company, shall be binding on any successor thereto and (ii) shall survive the assignment by any stockholder or optionholder of the Company of the whole or any portion of his, her or its interest in the Escrow Fund.

(e) In connection with the performance of his or its obligations hereunder, the Stockholder Representatives shall have the right, acting together, at any time and from time to time to select and engage, at the cost and expense of the stockholders and optionholders of the Company (as contemplated by Section 2.11(b)), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as he or it may deem necessary or desirable and incur other out-of-pocket expenses related to performing his or its services hereunder.

(f) All of the immunities and powers granted to the Stockholder Representatives under this Agreement with respect to this Agreement and the Escrow Agreement shall survive the Closing and/or any termination of this Agreement, except that such powers shall terminate upon termination of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and any other Sections or subsections to the extent it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Sections or subsections), the Company hereby represents and warrants to the Acquiror and Sub as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company has heretofore furnished or made available to the Acquiror a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents. True and complete copies of the transfer books and minute books of each of the Company and its Subsidiaries have been made available to the Acquiror prior to the date hereof and such transfer books and minute books contain (i) true, complete and correct records of all actions taken at all meetings and by written consent in lieu of a meeting of the board of directors, any committees thereof, and stockholders or other equity holders of the Company and its Subsidiaries, (ii) true, complete and correct records of the original issuance, transfer, cancellation and other capitalization maters of the capital stock or other equity of the Company and its Subsidiaries, and (iii) complete copies of the stock certificates evidencing ownership interests in the Company and its Subsidiaries.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, provided that the Requisite Stockholder Consent is required for the Company to consummate the Merger. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company. Subject to receipt of the Requisite Stockholder Consent, no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company on January 7, 2012 (i) determined that this Agreement, the Ancillary Agreements and the Merger are fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger. The affirmative votes of (A) the holders of a majority of the outstanding Shares (voting together on an as converted to Class A Common Stock basis) and (B) the holders of a majority of the outstanding Class B Common Stock (voting separately as a single class), are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, the Ancillary Agreements and the Merger (the “Requisite Stockholder Consent”).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) assuming the filings described in (b) below have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit that is held by the Company or any of its Subsidiaries or that otherwise relates to the business or assets of the Company or any of its Subsidiaries;

(iii) except as set forth in Schedule 3.3(a) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, or require the payment of amounts under, or create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, restriction, Encumbrance, franchise, instrument, liability or obligation or Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected; or

(iv) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to the capital stock or assets of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 3.4 Capitalization. The authorized capital stock of the Company consists of 10,526,904 shares of Company Common Stock, of which (a) 7,500,000 shares are designated Class A Common Stock, of which as of the date hereof 1,469,773 shares are issued and outstanding and (b) 3,026,904 shares are designated Class B Common Stock, all of which shares are issued and outstanding. As of the date hereof, 23,183 shares of Class A Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Schedule 3.4 of the Disclosure Schedules sets forth (i) each holder (ii) the exercise, conversion, purchase, strike or base price, as applicable, of each such option, (iii) the date of grant of each such option, and (iv) the date of expiration of each such option. Schedule 3.4 of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except for the Shares and as set forth in Schedule 3.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (A) share of capital stock or other equity or ownership interest; (B) option, warrant, right to subscribe or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (C) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (D) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote; and there is no condition or circumstance that directly or indirectly gives rise to or provides a basis for the assertion of a claim by any Person against the Company or any of its Subsidiaries to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance, except for Permitted Encumbrances. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or its Subsidiary in compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 3.4 of the Disclosure Schedules and except for rights granted to the Acquiror and Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.

Section 3.5 Equity Interests. Except for the Subsidiaries set forth in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities; Books and Records.

(a) True and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as at April 30, 2009, 2010 and 2011, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at October 31, 2011, and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the six-month period then ended and the corresponding period of the prior fiscal year (collectively referred to as the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) have been made available to the Acquiror. Except as provided on Schedule 3.6(a) of the Disclosure Schedules, each of the Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the financial Books and Records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto or, with respect to the Unaudited Financial Statements, except for the lack of footnotes; and (iii) fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein or, with respect to the Unaudited Financial Statements, subject to normal and recurring year-end adjustments and footnote disclosures.

(b) Except as accrued or reserved against on the Balance Sheet and except as provided on Schedule 3.6(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liability or obligation required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities or obligations (i) for accounts payable, accrued expenses and accrued taxes of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet which were not incurred in breach of any of the representations or warranties contained in Section 3.7 hereof, and which alone or together would not have a Material Adverse Effect and which are fully reflected on the books of account of the Company or its Subsidiaries, or (ii) incurred as a result of or arising out of the transactions contemplated in this Agreement.

(c) The Books and Records are true, complete and correct in all material respects. The books of account and financial records have been prepared and are maintained in accordance with sound accounting practice. The Books and Records accurately and fairly reflect in all material respects the transactions and dispositions of assets of the Company and its Subsidiaries.

(d) The Company maintains a system of accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of audited financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) As of the date of this Agreement, GT has not communicated to the Company that any event, condition or circumstance which occurred prior to the date of this Agreement has come to GT’s attention as a result of which GT will not (or is unlikely to be able to) deliver the consent required under Regulation S-K Item 601(b)(23) with respect to the inclusion of the Historical Financials in the 8-K.

Section 3.7 Absence of Certain Changes or Events. Since October 31, 2011: (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (ii) through the date of this Agreement, there has not been any event or circumstance, individually or in the aggregate with other events or circumstances, that could reasonably be expected to have a Material Adverse Effect; and (iii) except as set forth on Schedule 3.7 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has:

(a) suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance;

(b) amended or otherwise changed its certificate of incorporation or bylaws or equivalent organizational documents;

(c) issued, sold, pledged, disposed of or otherwise subjected to any Encumbrance (other than any Permitted Encumbrance) (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, except for the issuance of shares upon the exercise of options or warrants outstanding as of the date of this Agreement or (ii) any properties or assets of the Company or any of its Subsidiaries;

(d) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, or made any other payment on or with respect to any of its capital stock, except for dividends (i) paid solely in cash or (ii) by any direct or indirect wholly-owned Subsidiary of the Company to the Company;

(e) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(f) acquired any corporation, partnership, limited liability company or other business organization or any material amount of assets, or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(g) other than as contemplated hereby, adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(h) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, except for amounts borrowed under the Company’s existing revolving line of credit with Cedar Rapids Bank & Trust Company;

(i) authorized, or made any commitment with respect to, any single capital expenditure in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $750,000 for the Company and its Subsidiaries taken as a whole, or entered into any lease of real or personal property or any renewals thereof;

(j) increased the compensation payable or to become payable or the benefits (including equity or equity-based grants) provided to, granted any severance or termination pay to, established, adopted, entered into or amended any indemnification arrangement, or paid any bonus to its directors, officers or employees or established, adopted, entered into or amended any Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws, in each case other than in the ordinary course of business consistent with past practice;

(k) permitted the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(l) commenced or settled any Action;

(m) changed any material accounting policy or practice;

(n) made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(o) received any notices from a supplier of its intent to increase prices or decrease the availability of products or services or suffered any recurring or prolonged interruption of products or services necessary to conduct its business;

(p) entered into any transaction with any Affiliate; or

(q) announced an intention, entered into any formal or informal agreement, or otherwise made a commitment to do any of the foregoing.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is, and since May 1, 2007 has been, in compliance in all material respects with all Laws applicable to it including, without limitation, credit service organizations, loan or mortgage broker laws, and Section 7216 of the Code. None of the Company or any of its Subsidiaries has received during the past three (3) years any written notice, order, inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance with any Law applicable to it.

(b) Schedule 3.8 of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of or right under any Contract with any Governmental Authority (the “Permits”) held by the Company or any of its Subsidiaries. The Permits set forth on Schedule 3.8 constitute all of the material Permits necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is in compliance in all material respects with all such Permits and each Permit set forth on Schedule 3.8 or required to be set forth on Schedule 3.8 is in full force and effect.

Section 3.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding (a) order, writ, judgment, injunction, decree, determination or award, or (b) pending or, to the Knowledge of the Company, threatened Action, in either case by any Governmental Authority, relating to the Company, any of its Subsidiaries, any of their respective properties or assets or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of, and the Acquiror has previously been provided, or otherwise had made available to it, true and complete copies of:

(i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, commission, equity or equity incentive (including but not limited to stock appreciation right, performance share or unit, stock option, stock purchase and restricted stock), incentive, deferred compensation, retiree medical or life insurance or benefits, supplemental retirement, severance and other benefit plans, programs and arrangements, and all employment, retention, termination, severance, change in control, salary continuation, employee loan, fringe benefit and other plans, programs, policies, arrangements, contracts and agreements (w) that are for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries,(x) to which the Company or any of its Subsidiaries is a party, (y) with respect to which the Company or any of its Subsidiaries has any present or would reasonably be expected to have any future liability (actual or contingent) or other obligation, or (z) which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries;

(ii) each employee benefit plan for which the Company or any of its Subsidiaries could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;

(iii) any plan in respect of which the Company or any of its Subsidiaries could incur liability under Section 4212(c) of ERISA; and

(iv) any Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries (the items set forth in clauses (i)-(iv), each, individually, a “Plan” and, collectively, the “Plans”).

(b) The Company has furnished or made available to the Acquiror a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500 (iv) the most recent IRS determination letter (if applicable); (v) the most recently prepared actuarial report and financial statement in connection with each such Plan; (vi) all correspondence to or from a Governmental Authority during the last three years relating to each such Plan; and (vii) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed for the three most recently completed plan years. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c) None of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of the Plans: (i) provides for the payment of separation, severance, termination or similar type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan is now, and has been, established, maintained, administered, operated and funded in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries, each Plan fiduciary, and any Person to whom the Company or any of its Subsidiaries might owe an indemnification obligation has properly performed in all material respects all duties and obligations required to be performed by it (whether required by operation of Law, by contract or otherwise) including, without limitation, all fiduciary, reporting, disclosure and notification duties and obligations, and is not in any material respect in default under or in violation under or with respect to any Plan (but only to the extent any such failure or any default or violation would result in material liability to the Company or any of its Subsidiaries), nor does the Company have any Knowledge of any such default or violation by any other party to any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action. Each Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter or opinion letter on which it is entitled to rely as to its qualification, such Plan qualifies and has qualified under Section 401(a) at all times in form and all amendments required by applicable Law have been timely adopted. With respect to each such Plan, no operational failure to comply with the terms of such Plan or with applicable Law has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of qualification in the absence of correction, which correction would not result in a material cost.

(e) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan that would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made. No deduction for such contributions has been challenged or disallowed by any Governmental Authority. No Plan is subject to Title IV of ERISA.

(g) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(h) No “reportable event,” as such term is used in Section 4043 of ERISA, “accumulated funding deficiency,” as such term is used in Section 412 or 4971 of the Code or Section 302 of ERISA or application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code has occurred with respect to any Plan.

(i) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B(f) of the Code, the applicable provisions of the Health Insurance Portability and Accountability Act of 1986 and the applicable provisions of the Patient Protection and Affordable Care Act.

(j) None of the employees of the Company or any of its Subsidiaries resides or performs services outside the United States.

(k) Except as provided on Schedule 3.10(k) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has or would incur any liability with respect to post-employment or post-retirement health, medical or life insurance or benefits, except as required to avoid an excise tax under Code Section 4980B and except as otherwise may be required by applicable Law.

(l) Except as provided in Section 2.7(e), neither the execution of this Agreement nor the Merger (whether alone or in connection with any other event(s)) will:

(i) result in severance pay or any increase in severance pay upon any termination of service; or

(ii) accelerate the time of payment or vesting under, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase any amount payable under any Plan.

(m) Neither the execution of this Agreement nor the Merger (whether alone or in connection with other events), will result in any payment under any Plan that would not be deductible under Section 280G of the Code.

(n) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is or will be subject to the penalties of Section 409A(a)(1) of the Code.

(o) Each Plan can be amended or terminated by the Company, a Subsidiary of the Company or the Surviving Corporation (as applicable) at any time (whether before or after the Closing) and without any material penalty, liability or expense (other than ordinary course expenses associated with such termination) to the Company, any Subsidiary of the Company, the Surviving Corporation, Acquiror or such Plan (including, without limitation, any surrender charge, market rate adjustment or other early termination charge or penalty).

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has ever been a party to or bound by, any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and during the past two (2) years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout against or affecting the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits, vacation, paid time off and other compensation due to or on behalf of such employees.

(d) Except as set forth in Schedule 3.11 to the Disclosure Schedules, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries: (i) is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, non-competition agreement or restrictive covenant to a former employer; (ii) intends to terminate his or her employment; or (iii) has received an offer to join a business that may be competitive with the business of the Company and its Subsidiaries.

(e) There are no material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company or its Subsidiaries, other than those set forth in Schedule 3.11(e) of the Disclosure Schedules, true and complete copies of which have heretofore been provided or made available to the Acquiror.

(f) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company nor any of its Subsidiaries has received within the past two (2) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.12 Title to and Condition of Assets.

(a) The Company and its Subsidiaries have valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since October 31, 2011, except those sold or otherwise disposed of since October 31, 2011 in the ordinary course of business consistent with past practice. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b) Schedule 3.12 of the Disclosure Schedules contains a complete and correct list of each tangible asset owned or leased by the Company or its Subsidiaries with a value in excess of $1,000, and all such assets have been maintained in all material respects in accordance with generally accepted industry practice and are in good operating condition and repair, ordinary wear and tear excepted.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13 Real Property. Neither the Company nor any of its Subsidiaries own any real property. Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Each of the Company and its Subsidiaries has valid and binding leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. No Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto. All structures on the Leased Real Property are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Company and its Subsidiaries as currently conducted. Schedule 3.13(b) of the Disclosure Schedules sets forth a true and complete list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries to any Person, and except as set forth on Schedule 3.13(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has leased, subleased or licensed any real property to any Person.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, pending applications for registrations of Marks, and unregistered Marks that are material to the operation of the business of the Company and its Subsidiaries as currently conducted, Patents and registered Copyrights owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, and unregistered Copyrights in all software products made commercially available by the Company and its Subsidiaries (collectively, “Company Listed IP”), identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary. To the Knowledge of the Company, all Intellectual Property owned by or exclusively licensed to the Company (collectively, “Company IP”), including all Company IP issued by or registered with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world (collectively “Company Registered IP”) (other than patent applications or applications to register trademarks or copyrights), is subsisting, valid and enforceable. Except as set forth on Schedule 3.14(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company IP or alleging any misuse of such Company IP. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Listed IP, except for any issuances, registrations or applications for any Company Listed IP that the Company or its Subsidiaries has permitted to expire or has cancelled or abandoned in their reasonable business judgment. No Company Listed IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Listed IP.

(b) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Company IP (other than Company IP identified on Schedule 3.14(a) of the Disclosure Schedules as exclusively licensed to the Company or a Subsidiary thereof) and all other Intellectual Property used in the Company’s and its Subsidiaries’ businesses, other than Intellectual Property that is licensed to the Company or its Subsidiaries by a third party licensor pursuant to a written license agreement that remains in effect (including without limitation, so-called shrink-wrap, click-wrap, browse-wrap and other electronic agreements). Notwithstanding the foregoing to the contrary, this Section 3.14(b) shall not be deemed a representation regarding noninfringement of third party intellectual property rights, which representation is made solely in Section 3.14(d) below. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or its Subsidiaries’ ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries, along with all stockholders of the Company or any of its Subsidiaries who have developed Intellectual Property for the Company or any of its Subsidiaries, have executed and delivered non-disclosure and invention assignment agreements substantially in the Company’s standard forms, copies of which standard forms have previously been provided or made available to the Acquiror (all of which provide for the assignment of Intellectual Property by current and former employees, consultants and contractors to the Company or its Subsidiaries). The Company and its Subsidiaries have not disclosed, and have no obligation to disclose, to another Person any Trade Secrets of the Company or any of its Subsidiaries, except pursuant to a confidentiality agreement or undertaking, and, to the Knowledge of the Company, no Person has materially breached any such agreement or undertaking.

(d) The conduct by the Company and its Subsidiaries of their respective businesses does not as currently conducted, and has not in the past, infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, other than the rights of any Person or entity under any Patent, or resulted in a material breach of any software license to which the Company or any Subsidiary is a party. The conduct by the Company and its Subsidiaries of their respective businesses as currently conducted does not infringe upon (or in the past infringed on) the rights of any third party under any Patent, and neither the Company nor any of its Subsidiaries has received any notice or claim (other than an oral notice or claim asserted prior to January 1, 2005) asserting that any such infringement, misappropriation, violation or unauthorized use is or may be occurring or has or may have occurred. No Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no Intellectual Property licensed to the Company or any of its Subsidiaries, is subject to any outstanding order, judgment, decree, or stipulation restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(e) Schedule 3.14(e)(1) of the Disclosure Schedules sets forth a complete and accurate list of all agreements granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the businesses of the Company or any such Subsidiary as such business is currently conducted, other than commercially available standard off-the-shelf applications used generally in the Company’s or any such Subsidiary’s operations and that are licensed for a license fee of no more than $10,000 in the aggregate pursuant to a license (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Schedule 3.14(e)(2) of the Disclosure Schedules sets forth a complete and accurate list of all license agreements under which the Company or any of its Subsidiaries grants to any third party any rights under any Intellectual Property (collectively, “Outbound License Agreements”), excluding non-exclusive, end user licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in substantially Company’s standard forms (which forms have previously been provided or made available to the Acquiror). To the Knowledge of the Company, there is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement that could materially affect any of the respective rights and obligations of the parties thereunder.

(f) Upon the consummation of the Closing, the Acquiror shall have the same rights and privileges in the Intellectual Property owned by or licensed to the Company or its Subsidiaries as the Company or the applicable Subsidiary had in such Intellectual Property prior to the Closing.

(g) Except as disclosed in Schedule 3.14(g) of the Disclosure Schedules, all of the Company’s or its Subsidiaries’ software products were (A) developed by employees of the Company or such Subsidiary within the scope of their employment, (B) developed by independent contractors who have expressly assigned their rights and interest therein to the Company or such Subsidiary pursuant to written agreements or (C) otherwise acquired by the Company or such Subsidiary from a third party pursuant to a written agreement in which the ownership rights therein were expressly assigned to the Company or such Subsidiary. Except as disclosed in Schedule 3.14(g) of the Disclosure Schedules, no software products of the Company or any of its Subsidiaries contain any code that is owned by any third party, including any code that is licensed pursuant to the provisions of any “open source” license agreement, including without limitation GNU’s General Public License or Lesser/Library GPL, or any other license agreement that requires source code be distributed or made available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software (each, an “Open Source License”). None of the software products of the Company or any of its Subsidiaries, as a result of the intermingling or integration of code owned by the Company or any of its Subsidiaries with any “open source” software licensed under any Open Source License is, in whole or in part, subject to the provisions of any Open Source License.

(h) No source code of any computer software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided to another Person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form, and such source code has been safeguarded and protected as a Trade Secret of the Company or one of its Subsidiaries. The Company and its Subsidiaries have not intentionally included in the software products made commercially available by the Company or its Subsidiaries, and use industry standard methods to detect and prevent, in all software used or provided by the Company and its Subsidiaries, disabling codes or instructions, and any virus, worms, time bombs, key-locks, trojan horses or other intentionally created, undocumented contaminant, that is intended to be used to, access, modify, delete, damage, disrupt, interfere with or disable any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company and its Subsidiaries. The Company and its Subsidiaries have taken reasonable steps to safeguard such systems and restrict unauthorized access thereto.

(i) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems currently used in the conduct of the Company’s and its Subsidiaries’ businesses (collectively, the “Systems”) are in good working condition to effectively perform all information technology operations necessary for the Company’s and its Subsidiaries’ businesses to deliver their software products to their customers. Except as disclosed in Schedule 3.14(i) of the Disclosure Schedules, all Systems, other than software licensed from third parties, used in the Company’s and its Subsidiaries’ businesses are owned and operated by and are under the control of the Company or its Subsidiaries and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company or its Subsidiaries.

(j) Except as set forth in Schedule 3.14(j) of the Disclosure Schedules, in the twelve-month (12) period prior to the date hereof, the Systems have performed in accordance with the service level agreements and warranties that the Company has made in writing with or to customers. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of data and information critical to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of such businesses. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective in all material respects upon such testing. The Company and its Subsidiaries have in place commercially reasonable security plans, procedures and facilities (including all commercially reasonable firewalls, intrusion prevention systems and intrusion detection systems), and such plans and procedures have been proven effective upon such testing in all material respects.

(k) Except as set forth in Schedule 3.14(k) of the Disclosure Schedules, the Company’s and its Subsidiaries’ businesses (including any services provided by a third party on behalf of such business) are, and since their inception have been, in compliance with (i) all applicable Laws concerning data protection, privacy and the collection or use of personal information, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and any amendment thereto; and (ii) its and their published privacy policies and all Laws concerning online and e-mail advertising, including, without limitation, the CAN-SPAM Act of 2003 and any amendments thereto. Except as set forth in Schedule 3.14(k) of the Disclosure Schedules, since the Company and its Subsidiaries’ inception there have not been any incidents of (A) data security breaches of any personal information that have required Company or its Subsidiaries to make consumer data breach notifications in order to comply with applicable Law; (B) any audits, proceedings or investigations conducted or claims asserted by any Person (including any Governmental Authority) asserting that Company has violated Law in connection with its collection, use, transmission or disclosure of personal information, and (C) to the Knowledge of the Company, there is no reasonable basis for the same and no such claim has been threatened or pending. Neither the Company nor any of its Subsidiaries has sold, shared or otherwise disclosed any client or customer information to any Person for any commercial use, marketing or exploitation by such Person in a manner that violates Law or any of the Company’s or its Subsidiaries’ published privacy policies. Any event indicated in Schedule 3.14(k) of the Disclosure Schedules has not resulted in any litigation, claims, charges, fines, penalties, investigations or other actions that could reasonably be expected to have a Material Adverse Effect.

Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed (including extensions) all material Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.

(b) Each of the Company and its Subsidiaries has paid all material Taxes due and owing by each of them (whether or not shown on any Tax Return). The unpaid Taxes of the Company and its Subsidiaries (i) did not, as October 31, 2011, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(c) To the Company’s Knowledge, no claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction.

(d) Each of the Company and its Subsidiaries have withheld all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Each of the Company and its Subsidiaries has (i) collected all material sales, use, value added, goods and services, and similar Taxes required to be collected and (ii) timely remitted all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Laws.

(f) Except as set forth in Schedule 3.15(f) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) To the Company’s Knowledge, there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code §6707A(c)(2) and Regulations §1.6011-4(b)4).

(i) All deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(j) There are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(l) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority.

(m) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has made a consent dividend election under Section 565 of the Code. Neither the Company nor any of its Subsidiaries has been a personal holding company under Section 542 of the Code. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(n) None of the assets of the Company or any of its Subsidiaries is property that the Company or such Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the assets of the Company or any of its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.

(o) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of Control of the Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) (or any corresponding provision of state, local or foreign Tax law) of the Code.

(p) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes.

(q) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.

(r) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(s) Neither the Company nor any of its Subsidiaries has agreed to make any adjustment under 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise nor will any of them be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) Change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) Intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) Prepaid amount received on or prior to the Closing Date.

Section 3.16 Environmental Matters. Each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits. None of the Company or any of its Subsidiaries has received during the past two (2) years any written communication from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

Section 3.17 Material Contracts.

(a) Except as set forth in Schedule 3.17(a) of the Disclosure Schedules, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) each Contract that involves performance of services or delivery of goods or materials by the Company or its Subsidiaries of an amount or value in excess of $50,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to the Company or its Subsidiaries of an amount or value in excess of $50,000;

(iii) each lease (as lessor or lessee) of tangible personal property (other than any such lease calling for payments of less than $50,000 per year);

(iv) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract that involves an aggregate in excess of $50,000 in any instance;

(v) any Contract relating to or evidencing Indebtedness;

(vi) any employment Contract that involves a future liability in excess of $100,000;

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract relating to settlement of any administrative or judicial proceedings within the past two (2) years;

(ix) any Contract relating in whole or in part to any Intellectual Property, other than Contracts for commercially available standard applications used generally in the Company’s business and non-exclusive, end-user licenses granted by the Company or any of its Subsidiaries in the ordinary course of business substantially in the Company’s standard forms;

(x) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xi) each Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(xii) each outstanding power of attorney with respect to the Company or any of its Subsidiaries (other than those entered into in its ordinary course of business in connection with any Intellectual Property or Tax matter);

(xiii) any Contract between the Company or any of its Subsidiaries with any bank or other party relating to the offering or promotion of refund anticipation loans, refund transfers or other similar products or services and the form of any agreements between such banks or other parties and customers using such bank products or services (whether taxpayers or tax preparers) relating thereto;

(xiv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries; and

(xv) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice.

(b) Each Material Contract is a legal, valid, and, to the Company’s Knowledge, enforceable agreement and is in full force and effect, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such breach, violation or default and, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to (with or without notice or lapse of time or both) (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries have waived any of their rights under any Material Contract, and no Person is renegotiating or has the right to renegotiate, any amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other term or provision of any Material Contract. The Company has made available to the Acquiror true and complete copies of all Material Contracts, including all amendments thereto.

Section 3.18 Affiliate Interests and Transactions.

(a) Except as set forth in Schedule 3.18 of the Disclosure Schedules, no Related Party of the Company or any of its Subsidiaries: (i) owns, directly or indirectly, any equity or other financial or voting interest in any supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses in the business of the Company or any of its Subsidiaries; or (iii) has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of any Related Party of the Company or any of its Subsidiaries. Since October 31, 2011, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Except as set forth in Schedule 3.18 of the Disclosure Schedules, no Related Party: (i) provides any Services to or pays any costs or expenses on behalf of the Company or any of its Subsidiaries; (ii) competes, directly or indirectly, with the Company or any of its Subsidiaries in any market currently served by the Company or its Subsidiaries; or (iii) has any claim or right against the Company or any of its Subsidiaries.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules identifies each casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. A true and complete copy of the policies set forth on Schedule 3.19 has previously been provided or made available to the Acquiror. All such policies are in full force and effect, and all premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received by the Company or any of its Subsidiaries with respect to any such policy. The Company has not received any notice or other communication regarding premium audits or adjustments and there has never been a gap in coverage under the policies set forth on Schedule 3.19. Other than the insurance set forth on Schedule 3.19, the Company and its Subsidiaries self-insure. The Company and its Subsidiaries do not have any co-insurance programs. No claim currently is pending under any such policy, and the policy limits under the policies set forth on Schedule 3.19 have not been exhausted or materially reduced.

Section 3.20 Brokers. Except as set forth in Schedule 3.20 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Acquiror.

Section 3.22 Employees. Schedule 3.22(a) of the Disclosure Schedules sets forth the name, title, start date, accrued vacation, paid time off, specific employer, place of employment, current annual salary rates and/or commissions and, if applicable, leave status, reason for leave and return date, of each employee of the Company or any of its Subsidiaries as of the date of this Agreement. Except as set forth on Schedule 3.22(a) of the Disclosure Schedules, the employment of all current employees of the Company is terminable at will by the Company or its Subsidiaries. Except as set forth on Schedule 3.22(b), since August 31, 2009 the Company and its Subsidiaries have not engaged or contracted with any consultants, independent sales representatives or independent contractors (collectively “Contractors”) and all Contractors may be terminated without liability or penalty of any kind.

Section 3.23 Customers; Suppliers.

(a) Schedule 3.23(a) of the Disclosure Schedules sets forth the information the Company and its Subsidiaries retain regarding the number of clients served in the 12-month periods ended April 30, 2009, April 30, 2010, and April 30, 2011 respectively, including, but not limited to, percentages of such customers using free services versus paid services, online versus desktop, professional versus nonprofessional, etc.

(b) Schedule 3.23(b) of the Disclosure Schedules sets forth an accurate and complete breakdown of the amounts paid to each vendor or supplier of the Company that (i) was paid more than $100,000 in the aggregate by the Company and its Subsidiaries in the 12-month period ended April 30, 2011 or (ii) is the sole supplier of any significant product or service to the Company and its Subsidiaries (each a “Material Supplier”).

(c) To the Knowledge of Company, except as set forth on Schedule 3.23(c) of the Disclosure Schedules, (i) there are no material outstanding disputes with any Material Supplier, and (ii) no Material Supplier has terminated or materially altered its relationship with the Company or any of its Subsidiaries or has given the Company or any of its Subsidiaries written notice of its intention not to continue to do business with the Company or any of its Subsidiaries or to terminate or materially alter its relationship with the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company, the transactions contemplated hereby will not adversely affect the Company’s or any of its Subsidiary’s relations with, or products or services received from, or fees or price charged by, any Material Supplier.

Section 3.24 Accounts Receivable. Schedule 3.24(a) of the Disclosure Schedules sets forth an accurate and complete aging of the accounts receivable of the Company and all Subsidiaries as of October 31, 2011.The accounts receivable reflected in the Financial Statements, and all accounts receivable arising since October 31, 2011, arose only from bona fide transactions in the ordinary course of business and have been properly recorded and reserved against on the books of account of the Company and its Subsidiaries, all in accordance with GAAP and consistent with past practice. Except as set forth in Schedule 3.24(b) of the Disclosure Schedules, no account receivable has been assigned or pledged to any other Person or is subject to any right of set-off other than in the ordinary course of business and for which adequate reserves are reflected in the Financial Statements.

Section 3.25 Accounts Payable. Schedule 3.25 of the Disclosure Schedules sets forth a true, correct and complete aging of all accounts payable of the Company and its Subsidiaries as of October 31, 2011.

Section 3.26 Warranties and Guarantees.

(a) Except as set forth on Schedule 3.26(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has provided to its customers or any other third parties (i) any warranties or guarantees or any rights to obtain refunds or credits with respect to products or services provided by the Company and its Subsidiaries or (ii) any indemnities with respect to the performance of any product or service provided by the Company and its Subsidiaries.

(b) Except as set forth in Schedule 3.26(b) of the Disclosure Schedules, there are no outstanding claims, or to the Knowledge of the Company, threatened claims, in each case in excess of $1,000, against the Company or any of its Subsidiaries (i) under or based upon any warranty or guarantee provided by or on behalf of the Company or any of its Subsidiaries, or (ii) relating to any products sold or services provided by the Company or any of its Subsidiaries.

Section 3.27 Certain Payments, Etc. Except as set forth in Schedule 3.27 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries, nor any officer, director, Employee, agent or other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries, has at any time, directly or indirectly, taken any of the following actions:

(a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(c) made any unlawful payment to any Person (whether in the form of property or services, or in any other form), for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

Section 3.28 Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the Disclosure Schedules, or any certificate delivered in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make them, in light of the circumstances in which it was made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND SUB

The Acquiror and Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Each of the Acquiror and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Authority. Each of the Acquiror and Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror and Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Acquiror and Sub and by the Acquiror as the sole stockholder of Sub. No other corporate proceedings on the part of the Acquiror or Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will have been, duly and validly executed and delivered by the Acquiror and Sub, as applicable. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror or Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror and Sub, as applicable, enforceable against the Acquiror and Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Acquiror or Sub;

(ii) conflict with or violate any Law applicable to the Acquiror or Sub or by which any property or asset of the Acquiror or Sub is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Acquiror or Sub is a party or by which the Acquiror or Sub or any of their respective properties, assets or rights are bound or affected;

except in the case of clauses (ii) and (iii), as to matters that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror or Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party.

(b) Neither the Acquiror nor Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4 Brokers. Other than the fee payable to Oppenheimer & Co., Inc. with respect to a fairness opinion relating to the transaction contemplated hereby, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Sub.

Section 4.5 Litigation. There is no Action pending against or, to the knowledge of the Acquiror, threatened in writing against or affecting the Acquiror before any court of arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.6 Financing. The Acquiror and Sub have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, unless the Acquiror shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, including the continued ordinary course development work on the Company’s and its Subsidiaries’ products for the next tax season; and the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization and assets of the Company and its Subsidiaries, keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, between the date of this Agreement and the earlier of the date of termination of this Agreement or the Closing Date, neither the Company nor any of its Subsidiaries shall, except as set forth on Schedule 5.1 of the Disclosure Schedules or as contemplated by Section 5.9(b) of this Agreement, do, or propose to do, directly or indirectly, any of the following without the prior written consent of the Acquiror:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (other than any Permitted Encumbrance) (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries, except for the issuance of shares upon the exercise of options or warrants outstanding as of the date of this Agreement or (ii) any properties or assets of the Company or any of its Subsidiaries other than in connection with the sales or transfers of inventory or accounts receivable in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, or make any other payment on or with respect to any of its capital stock, except for dividends by direct or indirect wholly owned Subsidiaries of the Company to the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) acquire any corporation, partnership, limited liability company or other business organization or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except for amounts borrowed under the Company’s existing revolving line of credit with Cedar Rapids Bank & Trust Company;

(h) enter into any Contract that would be a Material Contract;

(i) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures that are, in the aggregate, in excess of $750,000 for the Company and its Subsidiaries taken as a whole, or enter into any lease or sublease of real or personal property or any renewals thereof;

(j) increase the compensation payable or to become payable or the benefits (including equity or equity-based grants) provided to, grant any severance or termination pay to, establish, adopt, enter into or amend any indemnification arrangement, or pay any bonus to its directors, officers or employees, or establish, adopt, enter into or amend any Plan, other than as may be required by any Governmental Authority or to comply with any applicable Laws;

(k) change any material tax or accounting policy or practice;

(l) permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(m) commence or settle any Action; or

(n) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2 Grant Thornton Consent. The Company shall use its best efforts to cause its independent accountant, Grant Thornton LLP (“GT”), to provide confirmation reasonably acceptable to the Acquiror that GT has completed their internal review process and has confirmed that nothing has come to GT’s attention that would prevent GT from delivering the consent required under Regulation S-K Item 601(b)(23) with respect to the inclusion of the Company’s historical financial statements (the “Historical Financials”) in the Acquiror’s Current Report on Form 8-K to be filed under Item 2.01 (the “8-K”) (such confirmation, the “GT Confirmation”). Within one Business Day of the execution of this Agreement, the Company shall commence efforts to prepare to engage a nationally recognized public accounting firm reasonably acceptable to the Acquiror (the “Alternate Auditor”) to perform an audit (the “Alternate Audit”) of the Historical Financials for inclusion in the 8-K in the event that GT does not provide the GT Confirmation. In the event the GT Confirmation is not provided within fourteen (14) days of the date of this Agreement, the Company shall engage the Alternate Auditor to perform the Alternate Audit. The Company shall use its best efforts to cause the Alternate Audit to be completed in a timely manner. Without limiting the foregoing, prior to the Closing, the Company shall promptly make available all books, records and other information reasonably requested by the Alternate Auditor in connection with the performance of the Alternate Audit, shall make available such personnel, and cause such personnel to devote such time and attention, as is required to complete the Alternate Audit in a timely manner. For the avoidance of doubt, in no event shall the completion of the Alternate Audit be a condition to the obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement.

Section 5.3 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall not, and shall take all action necessary to ensure that none of its Subsidiaries or any of the Affiliates or Representatives of the Company or any of its Subsidiaries, (a) solicit, initiate, consider, encourage or accept any proposal or offer than constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person information with respect to, or otherwise cooperate, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore by the Company or its Subsidiaries or any of their respective Affiliates and Representatives with respect to any of the foregoing. The Company shall not, and shall cause its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party, without the prior written consent of the Acquiror. For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition or purchase of the capital stock of the Company or any of its Subsidiaries or all or substantially all of assets of the Company or any of its Subsidiaries, (ii) any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries.

Section 5.4 Notification of Certain Matters. The Company shall give prompt written notice to the Acquiror of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to the Acquiror’s and Sub’s obligations hereunder as set forth in Sections 7.1 and 7.3. The Acquiror shall give prompt written notice to the Company of the occurrence or non-occurrence of any event or condition that would reasonably be expected to result in the nonfulfillment of any of the conditions to the Company’s obligations hereunder as set forth in Sections 7.1 and 7.2.

Section 5.5 Takeover Statutes. If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.6 Confidentiality. Each of Acquiror, Sub and the Company shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Mutual Confidentiality and Non-Disclosure Agreement dated November 10, 2011, as amended by Amendment No. 1 on December 19, 2011, between the Acquiror and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.7 Efforts.

(a) Each of the parties (provided, however, that the Stockholder Representatives shall have no obligations pursuant to this Section 5.7) shall use its best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. As promptly as practicable (and no later than ten (10) business days) after the date of this Agreement, the parties shall each file (i) Premerger Notification and Report Forms under and in compliance with the HSR Act with the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) such other notifications, applications or filings as the parties deem necessary or desirable in connection with the Merger under applicable Antitrust Law ((i) and (ii) collectively, the “Antitrust Filings”) with the appropriate Governmental Authority designated by Law to receive such filings (together with DOJ and FTC, an “Antitrust Authority”). The parties shall cooperate in the timely preparation and submission of any necessary filings, including furnishing to the other party or its counsel information required for any necessary filing or other application in connection with the Merger or the other transactions contemplated by this Agreement and the Ancillary Agreements. The Acquiror shall pay all filing fees in connection with the Antitrust Filings, but each party shall bear its own costs and expenses (including attorneys’ fees) in connection with the Antitrust Filings.

(b) The parties shall each cooperate with one another in connection with resolving any inquiry, investigation, or litigation by any Antitrust Authority relating to their respective Antitrust Filings or the Merger and other transactions contemplated hereby. In connection with such collaboration, each of the parties shall act reasonably and as promptly as practicable. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), each party shall (i) promptly inform the other party of any substantive written or oral communication received from any Antitrust Authority relating to its Antitrust Filing or the Merger and other transactions contemplated hereby (and if in writing, furnish the other party with a copy of such communication); (ii) use its best efforts to respond as promptly as practicable to any request from any Antitrust Authority for information, documents or other materials in connection with the review of the Antitrust Filings or with respect to the Merger and other transactions contemplated hereby; (iii) provide to the other party, and permit the other party to review and comment upon in advance of submission, all proposed substantive correspondence, filings, and written communications to any Antitrust Authority with respect to the Merger and other transactions contemplated hereby; and (iv) not participate in any substantive meeting or discussion in respect of any filings, investigation or inquiry concerning the Merger and other transactions contemplated hereby unless it consults with the other party in advance and, except as prohibited by applicable Law or Governmental Authority, gives the other party the opportunity to attend and participate thereat. Without in any way limiting the foregoing, the parties will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law, except as may be prohibited or restricted by Law.

(c) Each party hereby covenants and agrees to use its best efforts to secure as promptly as is practicable the termination or expiration of any waiting periods under any applicable Antitrust Law or other domestic or foreign Law and to obtain the approval of any Antitrust Authority, as applicable, for the Merger and other transactions contemplated hereby, including but not limited to promptly complying with any requests for additional information, as issued and/or as modified, by any Antitrust Authority (and if such request is a Second Request issued by DOJ or FTC, certifying substantial compliance as promptly as is practicable), or litigating Antitrust Law issues; provided, however, that following the date hereof, the Acquiror shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of the Acquiror, the Company, or their respective Subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to resolve such objections or suits.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall the Acquiror be required to take any of the following actions (each and collectively a “Divestiture”): (i) extend any such waiting period or agree with any Antitrust Authority not to consummate the transactions contemplated hereby, (ii) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any or all of the capital stock, assets, rights, products or businesses of the Acquiror and its Subsidiaries or any other restrictions on the activities of the Acquiror and its Subsidiaries,

(iii) terminate, amend or assign existing relationships or contractual rights or obligations, or (iv) amend, assign or terminate existing licenses or other agreements or enter into new licenses or other agreements.

Section 5.8 Public Announcements. Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer quotation system or any other similar duty or requirement imposed on the Acquiror as an entity with publicly-traded securities; provided, however, that the Acquiror and the Company may make a public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Acquiror and the Company and do not reveal non-public information regarding the Acquiror, the Company or any of their Affiliates.

Section 5.9 Indemnification.

(a) The certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, with respect to acts or omissions occurring prior to the Effective Time, unless such modification shall be required by applicable Law. The certificate of incorporation or other organizational documents of each Subsidiary of the Company shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Subsidiary, with respect to acts or omissions occurring prior to the Effective Time, unless such modification shall be required by applicable Law.

(b) Prior to the Effective Time, after consultation with the Acquiror, the Company shall obtain directors’ and officers’ liability insurance coverage with an extended reporting period endorsement for the Company’s and each of its Subsidiary’s directors and officers, the form of which shall be delivered by the Company to the Acquiror prior to becoming effective, which shall provide such directors and officers with coverage for six years following the Effective Time in such amount and on such terms as is customary and reasonable for similarly situated companies. The cost of such coverage shall be treated as an Additional Transaction Expense hereunder. The Acquiror shall cause the Surviving Corporation and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.

(c) In the event the Acquiror or the Surviving Corporation or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any

Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Acquiror, the Surviving Corporation, or any of their respective Subsidiaries assume the obligations set forth in this Section 5.9.

Section 5.10 Employment Benefits. The Acquiror will or will cause the Surviving Corporation or appropriate subsidiary of the Acquiror or the Surviving Corporation to keep in effect as of the Effective Time all of the Company’s and its Subsidiaries’ employee benefit plans, programs and policies in effect as of the date hereof and to give employees of the Company or its Subsidiaries full credit under such policies for prior service at the Company or any Subsidiary of the Company for purposes of determination of the level of benefits under the Company’s and its Subsidiaries’ benefit plans, programs or policies; provided, however, that nothing herein shall preclude the Acquiror or the Surviving Corporation from amending or terminating any such benefit after the Effective Time. Nothing contained in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any compensation or benefit plan. This Section shall inure exclusively to the benefit of, be binding solely upon and be enforceable solely by, the Company, the Acquiror, the Stockholder Representatives, and each of their respective successors, permitted assigns, executors and legal representatives, and shall not inure to the benefit of, be binding upon or be enforceable by any other party to this Agreement or any other person. Nothing in this Agreement, expressed or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued employment or resumed employment, compensation, employee benefits or otherwise.

Section 5.11 Integration Matters. From the date hereof until the Effective Date or the earlier termination of this Agreement (the “Expiration Time”), the Company and its Subsidiaries shall cooperate with the Acquiror and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) with respect to post-Closing integration matters to the extent allowed under applicable Laws and to the extent reasonably requested by the Acquiror.

Section 5.12 Stockholder Approval. The Company shall, through its Board of Directors, recommend to the stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the approval of the Merger, and shall not withdraw, modify or change such recommendation. The Company shall use its best efforts to obtain a unanimous written consent, validly executed by all of the stockholders of the Company pursuant to Section 228 of Delaware Law, which adopts this Agreement and approves the transactions contemplated hereby, including the approval of the Merger. To the extent a stockholder refuses to execute such written consent, a Majority Interest, as defined in the Stockholders Agreement, shall exercise the drag-along rights set forth in Section 3.6(a) of the Stockholders Agreement to obtain the written consent of such stockholder.

Section 5.13 Conflicts and Privilege. It is acknowledged by each of the parties hereto that the Stockholder Representatives may retain existing special counsel to the Company (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby. The Acquiror and Sub hereby agree that, in the event that a dispute arises after the Closing between the Acquiror and Sub and the Stockholder Representatives, Counsel may represent the Stockholder Representatives in such dispute even though the interests of the Stockholder Representatives may be directly adverse to the Acquiror, Sub, the Company or its Subsidiaries,

and even though Counsel may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Acquiror, Sub, the Company or its Subsidiaries. Acquiror and Sub further agree that, as to all communications among Counsel, the Company, its Subsidiaries and the Stockholder Representatives that relate in any way to the transactions contemplated by this Agreement, the attorney or solicitor-client privilege and the expectation of client confidence belongs to the Stockholder Representatives and may be controlled by the Stockholder Representatives and shall not pass to or be claimed by the Acquiror, Sub, the Company or its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror, Sub, the Company or its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney or solicitor-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that neither the Company nor its Subsidiaries may waive such privilege without the prior written consent of the Stockholder Representatives.

Section 5.14 Tax Matters. Without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld or delayed, neither the Company nor any of its Subsidiaries shall prior to the Closing Date make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

Section 5.15 Access to Information. From and after the date hereof, except as otherwise required by Law, the Acquiror and its Representatives shall have full access, upon reasonable notice and during normal business hours, to the Company and its Subsidiaries and their Representatives with knowledge of their businesses and to all of their books, records, properties, Contracts and commitments as the Acquiror may reasonably request.

Section 5.16 Payoff Letters. If requested by the Acquiror, the Company shall obtain payoff letters evidencing the payment in full of all Indebtedness before Closing.

ARTICLE VI

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Acquiror and the stockholders and optionholders for certain tax matters following the Closing Date:

Section 6.1 Cooperation in Tax Matters. The Stockholder Representatives agree to furnish or cause to be furnished to the Acquiror, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the filing of all Tax Returns of or with respect to the Company and its Subsidiaries for any period (or portion thereof) ending on or prior to the Closing Date, the preparation for any audit by any taxing authority with respect to any such period, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the Company or any of its Subsidiaries with respect to any such period. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding. The Acquiror and the Stockholder Representatives shall cooperate with each other in the conduct of any audit or other Action related to Taxes of or with respect to the Company or any of its Subsidiaries (and each shall execute and deliver such powers of attorney and other documents) as necessary to carry out the intent of this Section 6.1.

Section 6.2 Straddle Period. In the case of any taxable period that includes (but does not end on) December 31, 2011 (a “Straddle Period”), the amount of any Taxes based on or measured by income, gross or net sales, payments or receipts of the Company or any of its Subsidiaries for the portion of the tax period ending on December 31, 2011 shall be determined based on an interim closing of the books as of the close of business on December 31, 2011 and the amount of other Taxes of the Company or any of its Subsidiaries for the portion of a Straddle Period ending on December 31, 2011 shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on December 31, 2011 and the denominator of which is the number of days in such Straddle Period.

Section 6.3 Preparation and Filing of Tax Returns. Acquiror shall timely prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries with respect to (i) any taxable year or period that ends on or before December 31, 2011 and the portion through December 31, 2011 for any taxable year or period that includes (but does not end on) December 31, 2011, and (ii) any taxable year or period beginning after December 31, 2011 and ending on or before the Closing Date and the portion beginning after December 31, 2011 through the Closing Date for any taxable year or period that includes (but does not end on) the Closing Date (“Post-2011 Taxable Periods”) that are due after the Closing Date; provided, however, that Acquiror shall, or shall cause the Company to (a) file a U.S. federal income Tax Return of the Company for the Company’s taxable year ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(c); (b) allocate all items accruing on the Closing Date to the Company’s taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)); (c) not elect to waive any carryback of net operating losses under Section 172(b)(3) of the Code (or similar provision of state or foreign law) on any Tax Return of the Company filed in respect of a taxable period ending on or before the Closing Date; and (d) deduct the Transaction Deductions (to the extent more likely than not deductible) on the Company’s income Tax Returns for the taxable period ending on the Closing Date, unless otherwise required by applicable Tax law. Acquiror shall prepare such Tax Returns consistent with past practices of the Company (unless otherwise required by clause (a) through (d) above or otherwise pursuant to this Agreement) and shall provide the Stockholder Representatives the right to review and comment on such Tax Returns no later than thirty (30) days prior to the due date for filing such Tax Returns. Acquiror shall make all such changes as are reasonably requested by the Stockholder Representatives, except to the extent inconsistent with applicable Tax law. Subject to Acquiror’s right to indemnification pursuant to Section 8.2(e), Acquiror shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable governmental body before such Taxes are due.

Section 6.4 Refunds and Tax Benefits; Post-Closing Period Tax Payment.

(a) Any Tax refunds or credits for overpayment that are received by the Acquiror or the Company and its Subsidiaries on or prior to the Fundamental Representations and Tax Matters Expiration Date (or with respect to which an application is pending or in dispute at such time) to which the Acquiror or the Company and its Subsidiaries become entitled that relate to income Tax periods or portions thereof ending on or before December 31, 2011 (including by reason of the carryback to such periods of any net operating losses incurred in such periods or portions thereof or in the Post-2011 Taxable Periods) shall be for the account of the stockholders and optionholders of the Company, and the Acquiror shall pay over to the Payment Agent for the benefit of stockholders and optionholders of the Company, as of immediately prior to the Closing, any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. Upon a request from the Stockholder Representatives, Acquiror shall, as soon as is reasonably practicable, cause the Company or its Subsidiaries or affiliates to file an amended Tax return or application for Tax refund (including, for the avoidance of doubt, IRS Forms 1139 and 4466 and any corresponding state forms) in order to obtain a Tax refund that the Company is entitled to pursuant to this Section 6.4(a), and Acquiror, the Company and their Subsidiaries or affiliates shall execute all other documents, take reasonable additional actions, not take any action the result of which would be to forego the right to any such Tax refund, and otherwise reasonably cooperate as may be necessary for the Acquiror, the Company and their Subsidiaries or affiliates to perfect their rights in and obtain the Tax refunds contemplated by this Section 6.4(a).

(b) To the extent actually realized by the Company or any of its Subsidiaries on or prior to the Fundamental Representations and Tax Matters Expiration Date, Acquiror shall pay, by wire transfer of immediately available funds, an amount, in cash, equal to any Actual Tax Savings within fifteen (15) days of actually realizing such amount, to the Payment Agent for the benefit of the stockholders and optionholders of the Company, as of immediately prior to the Closing. For purposes of this Agreement, “Actual Tax Savings” shall mean the excess of (i) the Taxes that would have been incurred by the Company or its Subsidiaries in a Post-2011 Taxable Period (including, for the avoidance of doubt, payroll Taxes) calculated without taking into account both (A) the lesser of (x) any net operating losses of the Company carried over from taxable periods ending on or before December 31, 2011, or (y) any Transaction Deductions that were deducted in a taxable period ending on or before December 31, 2011 and (B) any Transaction Deductions that are deductible in such Post-2011 Taxable Period (including, for the avoidance of doubt, payroll Taxes related to compensation giving rise to Transaction Deductions), over (ii) the actual Taxes incurred by the Company and its Subsidiaries in such Post-2011 Taxable Period (including, for the avoidance of doubt, payroll Taxes related to compensation giving rise to Transaction Deductions), and such Actual Tax Savings shall be “realized” on the date the applicable Tax Return is filed. For each applicable Post-2011 Taxable Period, Acquiror will certify to the Stockholder Representatives, within thirty (30) days of filing the Tax Return for such period, the amount of the Actual Tax Savings, if any. Any calculation with respect to Actual Tax Savings required by this Section with respect to a Post-2011 Taxable Period which includes (but does not end on) the Closing Date shall be determined in a manner consistent with that for a Straddle Period described in Section 6.2 above. For the avoidance of doubt, in the case of such a Post-2011 Taxable Year which includes (but does not end) on the Closing Date, such taxable year will be deemed to end on the Closing Date, any net operating loss for such deemed taxable year end shall be deemed carried back to all prior taxable years to the extent allowable under applicable law, and the amount of any hypothetical Tax refunds that would result from such deemed carryback of such net operating loss to any prior taxable years shall be included in the definition of “Actual Tax Savings,” provided, however, that the amount of such hypothetical Tax refunds shall not exceed the Actual Tax Savings actually realized by the Company or any of its Subsidiaries on or prior to the Fundamental Representations and Tax Matters Expiration Date and during any Tax period or portion thereof beginning after the Closing Date where the “Actual Tax Savings” equals the reduction in the actual amount of Taxes which the Company or any of its Subsidiaries would otherwise have had to pay absent such net operating loss, and such Actual Tax Savings attributable to such net operating loss shall be “realized” on the date the actual applicable Tax Return is filed.

Section 6.5 Tax Contest; Amended Tax Returns.

(a) Notwithstanding any provision in this Agreement to the contrary, the Seller Representatives shall control any audit, claim, dispute or controversy relating to any Tax Returns of the Company or any of its Subsidiaries for any taxable period, or portion thereof, ending on December 31, 2011 that could give rise to an indemnification pursuant to Section 8.2(a) or 8.2(e), and the Seller Representatives also shall control any audit, claim, dispute or controversy relating to any Tax refund or overpayment described in Section 6.4(a) and any amended Tax Return or application claiming a right to any such Tax refund or credit for overpayment, in each case with counsel selected by the Seller Representatives and reasonably satisfactory to Acquiror, and shall bear the legal and other expenses associated therewith; provided, however, that the Seller Representatives shall permit Acquiror to participate, at its own cost, in any such audit, claim, dispute or controversy with counsel selected by Acquiror and reasonably satisfactory to Seller Representatives, and provided further that the Seller Representative shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such audit, claim, dispute or controversy if such settlement, compromise or judgment would have the effect of increasing the Tax liability of Acquiror, the Company or any of their Subsidiaries for any period ending after December 31, 2011 Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on December 31, 2011. In the event of a conflict between the provisions of this Section 6.5(a) and the provisions of Section 8.5, the provisions of this Section 6.5(a) shall control.

(b) None of the Acquiror, Sub, the Company or any of their affiliates shall amend any Tax Returns of the Company or any of its Subsidiaries of the Company for any taxable period, or portion thereof, ending on December 31, 2011, or take any other action with respect to a taxable period, in each case to the extent such amendment or action could give rise to indemnification pursuant to Sections 8.2(a) or 8.2(e), without the prior written consent of the Stockholder Representatives acting together, which consent shall not be unreasonably conditioned, delayed or withheld.

Section 6.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar transfer fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the stockholders and optionholders when due, and the stockholders and optionholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Acquiror will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.7 No Section 338 Election. None of the Acquiror, Sub, the Company or any of their affiliates shall make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

Section 6.8 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 General Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a) No Injunction, Prohibition or Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or instituted any Action challenging or seeking to restrain or prohibit consummation of the transactions contemplated by this Agreement or the Ancillary Agreement that has not been overturned.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

(c) Approval of Stockholders. The Company shall deliver to Acquiror, a written consent, validly executed pursuant to Section 228 of Delaware Law by stockholders holding in the aggregate at least 95% of the issued and outstanding equity securities of the Company on an as-converted basis, which adopts this Agreement and approves the transactions contemplated hereby, including the Merger.

(d) Third-Party Consents. The Company shall have obtained the consents set forth on Schedule 7.1(d) of the Disclosure Schedules.

Section 7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. (i) (A) Each of the representations and warranties in Section 4.2, and the representations and warranties of the Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are qualified as to materiality, “Material Adverse Effect” or words of similar effect shall be true and correct in all respects both when made and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), and (B) all other representations of the Acquiror and Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date); (ii) the Acquiror and Sub shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror or Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party; and (iii) the Company shall have received from the Acquiror and Sub a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b) Escrow Agreement. The Company shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Company.

Section 7.3 Conditions to Obligations of the Acquiror and Sub. The obligations of the Acquiror and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

(a) Representations, Warranties and Covenants. (i) (A) Each of the representations and warranties in Section 3.2(a) and the representations and warranties of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby that are qualified as to materiality, “Material Adverse Effect” or words of similar effect shall be true and correct in all respects both when made and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), and (B) all other representations of the Company contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date (other than representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date); (ii) the Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing; and (iii) the Acquiror shall have received from the Company a certificate to the effect set forth in the foregoing clauses (i) and (ii), signed by a duly authorized officer thereof.

(b) Escrow Agreement. The Acquiror shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Acquiror.

(c) Certificate. The Acquiror shall have received from the Company an affidavit, under penalties of perjury, stating that Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h) so that the Acquiror is exempt from withholding any portion of the Merger Consideration thereunder.

(d) No Material Adverse Effect. Since the date of this Agreement, there have not been any events, occurrences, developments or changes that individually, or in the aggregate, constitute or could reasonably be expected to have a Material Adverse Effect.

(e) Non-Competition Agreements. None of the Founders or Significant-Stockholder Employees shall have revoked or rescinded the Non-Competition Agreement to which he or she is a party.

(f) Non-Solicitation Agreements. The Acquiror shall have received an executed counterpart to the form of Non-Solicitation Agreement attached hereto as Exhibit G (collectively, the “Non-Solicitation Agreements”), signed by each holder of Class B Common Stock (collectively, the “Principal Stockholders”), which agreement will impose covenants regarding the solicitation of employees by such Principal Stockholders for three (3) years after the Closing Date.

(g) Termination of Agreements with Related Parties. The Company shall have terminated, without any further liability to the Acquiror or the Surviving Corporation, all Contracts and other interests and business dealings between the Company and its Subsidiaries, on the one hand, and any Related Party of the Company or any of its Subsidiaries, on the other hand, other than existing employment arrangements, existing arrangements relating to the indemnification of directors and officers of the Company and its Subsidiaries, the Escrow Agreement and any other agreements contemplated by this Agreement, commercial agreements with terms comparable to those available from a third party or those agreements and Contracts that the Acquiror approves in writing prior to the Effective Time.

(h) Resignations by Directors and Officers. All directors and officers of the Company and its Subsidiaries, for whom the Acquiror has requested resignations as of the Closing, shall have submitted letters of resignation in a form reasonably acceptable to the Acquiror effective as of the Effective Time.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Except for the representations and warranties set forth in Sections 3.1, 3.2 and 3.4 (the “Fundamental Representations”), and Section 3.15, the representations and warranties of the Company, the Acquiror and Sub contained in this Agreement shall survive the Closing until June 26, 2013 (the “General Expiration Date”). The

Fundamental Representations and the representations and warranties set forth in Section 3.15 shall survive the Closing until three (3) years following the Closing Date (the “Fundamental Representations and Tax Matters Expiration Date”). All of the covenants in this Agreement shall survive in accordance with their respective terms.

No party shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder on or prior to the General Expiration Date, or the twentieth Business Day following the Fundamental Representations and Tax Matters Expiration Date, as applicable, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved. Notwithstanding anything to the contrary contained in this Agreement, none of the time limitations set forth in this Article VIII shall apply to any action for specific performance, injunctive relief or other equitable remedy.

Section 8.2 Indemnification in Favor of the Acquiror. Subject to the provisions of this Article VIII, prior to the Closing the Company, and after the Closing only the stockholders and optionholders of the Company, pro rata in proportion to their Pro Rata Share, shall save, defend, indemnify and hold harmless the Acquiror, Sub, the Surviving Corporation and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “Acquiror Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”), except as provided below, any Losses with respect to Taxes shall be limited to the taxable periods or portions thereof ending on or before December 31, 2011, asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Company contained in this Agreement or any certificate or schedule delivered pursuant hereto;

(b) any breach of any covenant or agreement by the Company contained in this Agreement or any certificate or schedule delivered pursuant hereto;

(c) any Transaction Expenses charged to the Acquiror, Sub, the Surviving Corporation or the Company that shall not have been, or shall exceed the amount, reflected on the Schedule of Expenses;

(d) any amount by which the Estimated Net Working Capital Amount exceeds the Final Net Working Capital Amount;

(e) (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before December 31, 2011 and the portion through the end of December 31, 2011 for any taxable period that includes (but does not end on) December 31, 2011, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before December 31, 2011, and (iv) any and all Taxes attributable to the disallowance of any Transaction Deductions for which the Acquiror has compensated the stockholders and the optionholders of the Company, as of immediately prior to the Closing, pursuant to Section 6.4(b);

(f) any payments made in respect of Dissenting Shares in excess of the amounts payable for such shares pursuant to this Agreement; and

(g) any Action by a stockholder or optionholder of the Company in respect of any breach of fiduciary duty or derivative or other similar claim in respect of this Agreement or the transactions contemplated hereby.

Section 8.3 Indemnification by the Acquiror. Subject to the provisions of this Article VIII, the Acquiror (and after the Closing jointly and severally with the Surviving Corporation) shall save, defend, indemnify and hold harmless the stockholders and optionholders of the Company and their Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “Company Indemnified Parties”), acting solely through the Stockholder Representatives, from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Acquiror or Sub contained in this Agreement; and

(b) any breach of any covenant or agreement by the Acquiror or Sub contained in this Agreement.

Section 8.4 Manner of Indemnification.

(a) Escrow Fund. To provide a fund against which an Acquiror Indemnified Party may assert claims of indemnification under this Article VIII (an “Acquiror Indemnification Claim”), the Escrow Amount shall be deposited into escrow pursuant to the Escrow Agreement in accordance with Section 2.9(b). The Escrow Fund shall be held and distributed in accordance with this Article VIII and the Escrow Agreement. Each Acquiror Indemnification Claim shall be made only in accordance with this Article VIII and the Escrow Agreement. An Acquiror Indemnified Party shall seek monetary recourse for Acquiror Indemnification Claims solely by offset against the Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement, none of the limitations set forth in this Article VIII shall apply to any action for specific performance, injunctive relief or other equitable remedy. Acquiror, Sub and the Company agree for all tax purposes: (i) the optionholders’ portion of the Escrow Fund shall be treated as compensation paid by the Company to the optionholders if and to the extent any portion of the optionholders’ portion of the Escrow Fund is actually distributed to the optionholders, (ii) the right of the stockholders to the stockholders’ portion of the Escrow Fund shall be eligible to be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (iii) Acquiror shall be treated as the owner of the Escrow Fund solely for tax purposes, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or any portion thereof, shall be allocable to the Acquiror pursuant to

Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; (iv) if and to the extent any amount of the stockholders’ portion of the Escrow Fund is actually distributed to the stockholders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (v) in no event shall the total amount of the Escrow Fund paid to the stockholders and optionholders under this Agreement exceed an amount to be designated by the Stockholder Representatives prior to the Closing. Clause (v) of the preceding sentence is intended to ensure that the right of the stockholders to the stockholders’ portion of the Escrow Fund is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. Acquiror, Sub and the Company shall file all Tax Returns consistently with the foregoing.

(b) Release From Escrow. Within three (3) Business Days of June 26, 2013, or as soon as possible thereafter using commercially reasonable efforts, the Escrow Agent shall, subject to the terms set forth in the Escrow Agreement, disburse any portion of the Escrow Fund which exceeds the sum of (i) $5,000,000 and (ii) any amounts on that date reserved against pending claims for indemnifiable Losses. The $5,000,000 required minimum balance in the Escrow Fund after the General Expiration Date shall be solely to fund potential Losses from (x) breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.4, and 3.15 and (y) indemnification obligations under Section 8.2(e) ((x) and (y) collectively, “Fundamental and Tax Losses”), and shall be disbursed within three (3) Business Days of the twentieth (20th) Business Day after the Fundamental Representations and Tax Matters Expiration Date, or as soon as possible thereafter using commercially reasonable efforts, except to the extent such Escrow Funds are reserved against pending claims for indemnifiable Losses on such date. Such disbursement shall be made to the stockholders and optionholders of the Company (other than holders of any Dissenting Shares) as instructed by the Stockholder Representatives acting together. Payment of any amounts to the Company’s stockholders and optionholders shall be made on a pro rata basis (based on each such stockholder’s and optionholder’s Pro Rata Share). Notwithstanding anything in this Section 8.4(b) to the contrary, any distribution contemplated in this Section 8.4(b) shall be subject to the stockholders’ and optionholders’ obligations to the Stockholder Representatives as set forth in the Escrow Agreement and Section 2.11 hereof.

(c) Claims for Indemnification. For the purposes hereof, an “Officer’s Certificate” shall mean a certificate signed by an officer of Acquiror and delivered to the Escrow Agent and the Stockholder Representatives: (i) stating that the Acquiror has paid, incurred, sustained or accrued Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated, the date insofar as practicable each such item was paid, incurred or sustained, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related or the indemnification obligation to which such Losses are related, and (iii) the amount of cash sought to be delivered to the Acquiror (for the benefit of the pertinent Acquiror Indemnified Party) in compensation for such Losses. Upon receipt by the Escrow Agent of an Officer’s Certificate at any time on or before June 26, 2013, or, in the case of Fundamental and Tax Losses, at any time on or before the twentieth (20th) Business Day after the Fundamental Representations and Tax Matters Expiration Date, as applicable, the Escrow Agent shall, subject to the provisions of Section 8.4(d) and (e), deliver to the Acquiror, as promptly as practicable, an amount of cash from the Escrow Fund equal to the amount of Losses set forth in such Officer’s Certificate; provided, however, that to the extent an Officer’s Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or sustained.

(d) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered simultaneously to the Stockholder Representatives, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to the Acquiror of any portion of the Escrow Fund pursuant to Section 8.4(c) unless the Escrow Agent shall have received written authorization from the Stockholder Representatives acting together to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of amounts stated in the Officer’s Certificate unless the Stockholder Representatives deliver an objection in writing to the Escrow Agent about the Losses claimed in the Officer’s Certificate. Notwithstanding the foregoing, no disbursements relating to the working capital adjustment under Section 2.9(h) shall be subject to this Section 8.4(d).

(e) Resolution of Conflicts.

(i) If the Stockholder Representatives shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund in accordance with Section 8.4(d), then the Stockholder Representatives and the Acquiror shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Stockholder Representatives and the Acquiror and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Officer’s Certificate, either the Acquiror or the Stockholder Representatives may pursue any legal remedy available to him or it with respect to the portion of the Escrow Fund in dispute.

Section 8.5 Third Party Claims.

(a) In order for an Acquiror Indemnified Party or a Company Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholder Representatives, on behalf of the stockholders and optionholders of the Company, or to the Acquiror, as applicable (the “Indemnifying Party”); provided, however, that no delay or failure on the part of an Indemnified Party in notifying the Stockholder Representatives or the Acquiror, as the case may be, shall relieve an Indemnifying Party from its obligations hereunder unless the Indemnifying Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period set forth in this Section 8.5(b), the

Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

Section 8.6 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or (b) or Section 8.3, as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party under Section 8.2(a) and (b) or Section 8.3, as applicable, exceeds $500,000.00, in which case the Indemnifying Party shall be liable for the entire amount of such Losses, subject to the other limits and terms of this Article VIII; provided, however, that for the avoidance of doubt, this Section 8.6(a) shall not limit or apply to any payments owed by Acquiror under Sections 2.9 or 6.4 hereof or any indemnifiable Losses under Section 8.2(c) – (g).

(b) No Indemnified Party may make a claim for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, for breach by the Indemnifying Party of a particular representation or warranty that occurs or is identified after the expiration of the survival period thereof specified in Section 8.1.

(c) For purposes of calculating the amount of Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be: (i) reduced by the amount of any insurance benefits and proceeds actually paid to such Indemnified Party, or any Affiliate of any such party, in respect of such Losses net of any deductible amounts; (ii) reduced by the amount of any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect to such Losses; (iii) reduced by any net Tax Benefit realized by the applicable Indemnified Party where the “Tax Benefit” equals the reduction in the actual amount of Taxes which such Indemnified Party would otherwise have had to pay in any taxable year (or portion thereof) ending on or prior to the Fundamental Representations and Tax Matters Expiration Date absent the payment or accrual of the loss, expense, deduction or Taxes resulting from the event or circumstance giving rise to such Losses, calculated on a combined, consolidated or unitary basis for federal, state, local and foreign Tax purposes, where applicable, by computing the amount of Taxes of such Indemnified Party before and after inclusion of any Tax deductions attributable to such Losses, and (iv) increased to take into account any net Tax Cost incurred by the Indemnified Party arising from (x) the receipt of indemnity payments hereunder or (y) the indemnification, contribution or other similar payments actually recovered by the Indemnified Party from any third party with respect to such Losses (in the case of either (x) or (y) grossed up for any income Tax incurred based on such increase), where the “Tax Cost” equals the increase in Taxes realized by such Indemnified Party as a result of the receipt or accrual of such indemnity payments or indemnification, contribution or other similar payments from a third party.

Section 8.7 Exclusive Remedy. The parties agree that from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article VIII and that the Escrow Fund shall be the sole and exclusive remedy for Acquiror Indemnification Claims; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance, injunctive relief or other equitable remedy.

Section 8.8 Tax Treatment of Indemnity Payments. Acquiror, Sub, the Company and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Merger Consideration for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Acquiror, the Company and the Stockholder Representatives acting together;

(b) (i) by the Company or the Stockholder Representatives, acting together, if the Acquiror or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Acquiror, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within fifteen (15) days following delivery of written notice of such breach or failure to perform and (z) has not been waived by the Acquiror;

(c) by either the Company or the Stockholder Representatives, acting together, or the Acquiror, if the Merger shall not have been consummated on or before February 29, 2012 (the “Outside Date”); provided that (i) if the Merger shall not have been consummated by such date, the Outside Date may be extended in one month increments upon the written agreement of the Acquiror and the Stockholder Representatives, and (ii) in the event the Closing is delayed to a date beyond the Outside Date pursuant to Section 2.2(i)(B), the Outside Date shall be extended to such date, but in no event beyond March 31, 2012; and provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party requesting termination to fulfill any obligation under this Agreement prior to such date shall have been the cause of the failure of the Merger to be consummated on or prior to such date; or

(d) by either the Company or the Stockholder Representatives, acting together, or the Acquiror, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Acquiror and Sub (if the Acquiror is so requesting termination) or the Company (if it is so requesting termination), as the case may be, shall have used their best efforts, in accordance with Section 5.7, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.20 and Section 4.4 relating to broker’s fees, Section 5.6 relating to confidentiality, Section 5.8 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.5 relating to notices, Section 10.8 relating to third-party beneficiaries, Section 10.9 relating to governing law, Section 10.10 relating to submission to jurisdiction and this Section 9.2, (b) that nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses.

(a) Except as provided in Section 10.1(b), all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that if the Merger is consummated, all Transaction Expenses shall be paid as provided in this Agreement.

(b) With respect to any fees and expenses payable to the Alternate Auditor in connection with the Alternate Audit (the “Alternate Auditor Expenses”), such Alternate Auditor Expenses shall be the responsibility of (i) the stockholders and optionholders of the Company in the event the GT Confirmation is not delivered as a result of GT determining that it is not “independent” with respect to the Company for purposes of delivering the GT Confirmation; (ii) the Acquiror in the event that the GT Confirmation is not delivered as a result of GT determining that it will not accept the Acquiror as a client; and (iii) in equal parts, the stockholders and optionholders of the Company and the Acquiror in the event the GT Confirmation is not delivered for any reason other than those described in clauses (i) and (ii) above (including if no reason is specified). Any Alternate Auditor Expenses for which the stockholders and optionholders of the Company are responsible pursuant to this Section 10.1(b) shall be Transaction Expenses and shall be recoverable by the Acquiror pursuant Section 8.2(c).

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented in writing by the Company, the Stockholder Representatives acting together, the Acquiror and Sub at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after stockholder consent has been obtained as required by Section 7.1(c), no amendment shall be made which pursuant to applicable Law requires further approval by the Company’s stockholders or optionholders without such further approval.

Section 10.3 Extension. At any time prior to the Effective Time, the parties, by action taken in writing, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.

Section 10.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Subject to Article VIII of this Agreement, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Acquiror, Sub or the Surviving Corporation, to:

InfoSpace, Inc.

601 108th Ave NE, Suite 1200

Bellevue, WA 98004

Attention: General Counsel

Facsimile: (425) 201-6167

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101

Attention: Andrew Bor and Eric DeJong

Facsimile: (206) 359-9000

if to Company or the Stockholder Representatives, to:

2SS Holdings, Inc.

c/o Second Story Software, Inc

1425 60th Street NE, Suite 300

Cedar Rapids, IA 52402

Attention: Lance Dunn

Facsimile: (319) 261-0395

TA Associates Management , L.P.

c/o TA Associates, Inc.

John Hancock Tower, 56th Floor

200 Clarendon Street, Boston, MA 02116

Attention: Chief Financial Officer

Facsimile: (617) 574-6728

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention: Jeffrey C. Hadden, Esq. and Kathy Fields, Esq.

Facsimile: (617) 523-1231

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement. No party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Section 5.9 and Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or federal court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of the Acquiror, Sub, the Stockholder Representatives and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

INFOSPACE, INC.

By:	/s/ William Ruckelshaus
Name: William J. Ruckelshaus
Title: President and CEO

BLUEBUNCH ACQUISITION, INC.

By:	/s/ Eric Emans
Name: Eric Emans
Title: CFO

2SS HOLDINGS, INC.

By:	/s/ Lance Dunn
Name: Lance Dunn
Title: Chief Executive Officer

TA ASSOCIATES MANAGEMENT, L.P. (solely in its capacity as a Stockholder Representative)

By:	/s/ Todd Crockett
Name: Todd R. Crockett
Title: Managing Director

/s/ Lance Dunn
Lance Dunn
(Solely in his capacity as a Stockholder Representative)

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

LIST OF OMITTED SCHEDULES

Exhibit A	Form of Noncompetition Agreement
Exhibit B	Escrow Agreement
Exhibit C	Option Surrender Agreement
Exhibit D	Certificate of Merger
Exhibit E	Letter of Transmittal and Release
Exhibit F	Example of Net Working Capital Amount Calculation
Exhibit G	Form of Non-Solicitation Agreement
Schedule 3.1	Organization and Qualification
Schedule 3.3	No Conflict; Required Filings and Consents
Schedule 3.4	Capitalization
Schedule 3.5	Equity Interests
Schedule 3.6	Financial Statements; No Undisclosed Liabilities; Books and Records
Schedule 3.7	Absence of Certain Changes or Events
Schedule 3.8	Permits
Schedule 3.9	Litigation
Schedule 3.10	Employee Benefit Plans
Schedule 3.11	Labor and Employment Matters
Schedule 3.12	Title to and Condition of Assets
Schedule 3.13	Real Property
Schedule 3.14	Intellectual Property
Schedule 3.15	Taxes
Schedule 3.17	Material Contracts
Schedule 3.18	Affiliate Interests and Transactions
Schedule 3.19	Insurance

The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.